                                PRELIMINARY COPY
                          CRUSADER HOLDING CORPORATION
                               1017 LINDSAY LANE
                           RYDAL, PENNSYLVANIA 19046
                                 (215) 576-5969

                            ------------------------

                              NOTICE OF ACTION BY
                        WRITTEN CONSENT OF SHAREHOLDERS

                             ---------------------

To the Shareholders:

    Notice is hereby given that the following action was approved by the written consent of a majority of the holders of the common stock of Crusader Holding Corporation, par value $.01 per share (the "Common Stock") dated August 8, 2001, in lieu of a special meeting of the shareholders. The following action will be
effective on September   , 2001:

    The Amendment of the Amended and Restated Articles of Incorporation of Crusader Holding Corporation ("Crusader") to (i) effect a 1-for-1,000 reverse split of Crusader's Common Stock, (ii) decrease the total number of authorized shares of Crusader Common Stock from 20,000,000 to 20,000 and (iii) decrease the number of authorized shares of Crusader's preferred stock, par value $.01 per share ("Preferred Stock") from 5,000,000 to 5,000 (the "Articles Amendment").

    The Board of Directors has fixed August 21, 2001 as the record date for determining the holders of Common Stock entitled to notice and receipt of this Information Statement.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CRUSADER IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND CRUSADER A PROXY.

                                                       By Order of the Board of Directors:

                                                       /s/ BRUCE A. LEVY
                                                       -----------------------------------------------
                                                       Bruce A. Levy
                                                       PRESIDENT

August   , 2001

                                PRELIMINARY COPY

                          CRUSADER HOLDING CORPORATION
                                ----------------

                             INFORMATION STATEMENT

                             ---------------------

                             INTRODUCTORY STATEMENT

    Crusader Holding Corporation ("Crusader") is a Pennsylvania corporation with its principal executive offices located at 1017 Lindsay Lane, Rydal, Pennsylvania 19046. Crusader's telephone number is (215) 576-5969. This Information Statement is being sent to shareholders by the Board of Directors of Crusader (the "Board") in connection with action taken by written consent of a majority of the holders of Crusader's Common Stock dated August 8, 2001, in lieu of a special meeting of the shareholders. Such action will be effective on
September   , 2001. The action taken is a reverse stock split of the Common
Stock, which will result in Crusader having less than 300 holders of its Common Stock. All of Crusader's directors and executive officers, as identified in the "Executive Officers and Directors" section of this Information Statement, have consented to the action. Following this action Crusader will no longer be subject to the registration and reporting provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The aggregate value of the transaction is approximately $7,700.

    Copies of this Information Statement are being mailed on or before August , 2001 to the holders of record on August 21, 2001 of the outstanding shares of Crusader's Common Stock.

                             AVAILABLE INFORMATION

    Currently, Crusader is subject to the informational requirements of the Exchange Act, and in accordance with the requirements thereof, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of these reports, proxy statements and other information can be obtained at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Additionally, these filings may be viewed at the Commission's website at http://www.sec.gov.

                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

    Except for historical information contained herein, certain of the matters set forth in this Information Statement are forward-looking statements that involve certain risks and uncertainties, including whether the reverse stock split will be completed and the amount of distributions, if any, that may be made, all of which could cause actual results to materially differ from those in the forward-looking statements. For a description of additional factors affecting Crusader's business, see Crusader's periodic reports filed with the Commission.

                                 ABOUT CRUSADER

    Crusader was established in 1988 and had a book value of $10.89 per share as of March 31, 2001. On June 22, 2001, Crusader consummated the sale (the "Royal Bank Transaction") of substantially all of its assets and liabilities to Royal Bank of Pennsylvania ("Royal Bank") for consideration of $42.7 million in cash. Since completion of the sale, Crusader has had no meaningful operations and it does not expect to have any meaningful operations in the future. Crusader's shareholders approved a complete plan of voluntary liquidation and dissolution ("the Plan of Liquidation") at a special meeting of the shareholders on June 11, 2001 and Crusader currently intends to liquidate and dissolve in accordance with such plan by no later than 2004.

    As of the record date, Crusader had 3,839,087 shares of Common Stock outstanding. Historically, Crusader has not paid cash dividends on its Common Stock and does not presently intend to do so in the future. However, Crusader paid a 5% stock dividend in August 1998, and an additional 5% stock dividend in October 1999. Crusader made a distribution of $10.50 per share to shareholders on August 27, 2001 in accordance with its Plan of Liquidation and, following such distribution, Crusader's Common Stock will be delisted from the Nasdaq National Market. Upon delisting, there will be no established trading market for Crusader's Common Stock.

    The following are the high and low sales prices for Crusader's Common Stock for each quarter during the past two years.

QUARTER ENDED                                                   HIGH       LOW
-------------                                                 --------   --------
June 30, 1999...............................................   $11.43     $8.75
September 30, 1999..........................................    10.24      9.29
December 31, 1999...........................................    10.00      7.00
March 31, 2000..............................................     7.88      6.56
June 30, 2000...............................................     8.25      6.38
September 30, 2000..........................................     9.00      7.88
December 31, 2000...........................................     9.00      6.00
March 31, 2001..............................................     9.25      6.31
June 30, 2001...............................................     9.80      8.62
August 27, 2001*............................................    11.01      8.25

------------------------

*   Last day of trading on Nasdaq National Market.

                               SUMMARY TERM SHEET

WHY IS CRUSADER CONDUCTING A REVERSE STOCK SPLIT?

    Crusader is conducting the reverse stock split as a means to go "private" by reducing the number of shareholders of record of Crusader's Common Stock to less than 300. Going "private" will relieve Crusader and its management of the monetary expense and burden associated with the continued registration of Crusader's Common Stock under the Exchange Act.

    The Board believes that neither Crusader nor its shareholders derive any material benefit from the continued registration under the Exchange Act. Indeed, since consummating the sale of substantially all of its assets and liabilities to Royal Bank on June 22, 2001, Crusader has had no meaningful operations nor does Crusader expect to have any meaningful operations in the future. Specifically, since completing the sale to Royal Bank, Crusader has had no banking operations and has been engaged only in preparing the closing balance sheet in conjunction with the sale, reviewing post-closing adjustment amounts, following the resolution of any unresolved claims and fulfilling all obligations incidental to remaining a public company. Additionally, after its August 27, 2001 distribution to shareholders of $40.5 million, or $10.50 per share, Crusader will have distributed all of the proceeds from the Royal Bank Transaction that are currently distributable after taking into account transaction related expenses, Crusader's continuing obligations under the Purchase and Sale Agreement with Royal Bank (the "Sale Agreement") and for liabilities not assumed by Royal Bank, and anticipated ongoing operating expenses until the liquidation and dissolution is complete. See "Special Factors--Reasons for the Reverse Stock Split."

WHAT WILL I RECEIVE IN THE REVERSE STOCK SPLIT?

    - Each share of Common Stock outstanding immediately prior to the effective time of the Amendment will be exchanged for 0.001 of a share of Common Stock.

    - No certificates representing fractional shares will be issued. Rather, holders of fractional shares will be paid an amount equal to $0.05 per share of pre-split Common Stock. The chart under the caption "Amendment to Crusader's Articles of Incorporation" illustrates the effects of the reverse stock split on the record holders of shares of Crusader Common Stock.

WHAT DOES "GOING PRIVATE" MEAN?

    - There will be less than 300 shareholders of record of Crusader's Common Stock and registration of Crusader's Common Stock under the Exchange Act will be terminated.

    - Crusader will not have to file with the Commission and provide its shareholders with information that it currently provides such as annual, quarterly and other reports required to be filed with the Commission.

WHY IS CRUSADER REDUCING ITS NUMBER OF AUTHORIZED SHARES?

    After the reverse stock split, Crusader will have approximately 3,700 shares of Common Stock outstanding. As a result, Crusader will have no need to have 20,000,000 shares of Common Stock authorized for issuance. Crusader intends to reduce the number of shares of Common Stock authorized for issuance to 20,000 shares and the number of shares of Preferred Stock authorized for issuance to 5,000 shares. See "Amendment to Crusader's Articles of Incorporation."

HOW IS CRUSADER GOING TO FINANCE THE PAYMENT OF CASH IN EXCHANGE FOR FRACTIONAL SHARES?

    Crusader will use a portion of the remaining proceeds it received from the Royal Bank Transaction to pay the holders of fractional shares. See "Financing of the Reverse Stock Split."

WHAT VOTE IS NECESSARY TO APPROVE THE ARTICLES AMENDMENT?

    Under Pennsylvania law, the Articles Amendment requires the approval of the affirmative vote of a majority of the votes cast by all holders of Crusader Common Stock. As of August 8, 2001, there were a total of 3,839,087 shares of Crusader Common Stock outstanding. Each share entitles the holder to one vote. THE HOLDERS OF 2,568,800 SHARES, OR 66.91% OF THE SHARES ENTITLED TO VOTE, HAVE ACTED BY WRITTEN CONSENT DATED AUGUST 8, 2001. THEREFORE, THE AMENDMENT HAS RECEIVED SUFFICIENT VOTES TO BE EFFECTED. All of Crusader's directors and executive officers have consented to the Articles Amendment. For a list of Crusader's directors and executive officers, see the "Directors and Executive Officers" section of this Information Statement.

DO CRUSADER SHAREHOLDERS HAVE DISSENTERS' RIGHTS?

    No. Pennsylvania law does not provide dissenters' rights in the context of a reverse stock split.

               AMENDMENT TO CRUSADER'S ARTICLES OF INCORPORATION

    Crusader's Board has adopted a resolution, which has been approved by a majority of Crusader's shareholders by written consent dated August 8, 2001, amending Crusader's Amended and Restated Articles of Incorporation to:

    - Effect a 1-for-1,000 reverse stock split of Crusader's Common Stock.

    - Decrease the total number of authorized shares of Crusader Common Stock from 20,000,000 to 20,000 and decrease the number of authorized shares of Crusader's Preferred Stock from 5,000,000 to 5,000.

    - In lieu of issuing any fractional shares resulting from the reverse stock split, authorize Crusader to pay to any record holder who would otherwise be entitled to receive a fractional share a cash payment in the amount of $0.05 for each share of Common Stock held by that person immediately prior to the effectiveness of the reverse stock split that is not combined with other shares of Common Stock to constitute a whole share as part of the reverse stock split.

    The following chart illustrates the effects of the 1-for-1,000 reverse stock split on the record holders of various numbers of shares of Common Stock:

NUMBER OF SHARES                              NUMBER OF SHARES       CASH IN LIEU
PRE-SPLIT                                        POST-SPLIT      OF FRACTIONAL SHARES
----------------                              ----------------   --------------------
   1........................................         0                  $ 0.05
 100........................................         0                    5.00
 500........................................         0                   25.00
 999........................................         0                   49.95
1,000.......................................         1                      --
1,001.......................................         1                    0.05
1,500.......................................         1                   25.00
2,000.......................................         2                      --

    When the reverse stock split is effective, approximately 330 of the 500 beneficial holders will cease to be shareholders of Crusader, thus permitting Crusader to deregister its shares of Common Stock under the Exchange Act since it will have fewer than 300 beneficial holders.

    The text of the amendment to Crusader's Amended and Restated Articles of Incorporation effecting the reverse stock split, decreasing the total number of authorized shares of Crusader Common Stock from 20,000,000 to 20,000 and decreasing the number of authorized shares of Crusader's Preferred Stock from 5,000,000 to 5,000 is as follows:

           The aggregate number of shares which the Corporation shall have the authority to issue is 20,000 shares of Common Stock, $.01 par value per share (hereinafter referred to as "Common Stock"), and 5,000 shares of Preferred Stock, $.01 par value per share. Effective with the filing of this amendment, each share of Common Stock then issued and outstanding, including any shares owned by the Corporation, shall automatically become 0.001 fully paid and nonassessable shares of Common Stock, par value $.01 per share without any further action on the part of the holders thereof or this Corporation, which shares shall be included in the 20,000 shares of Common Stock herein authorized. No fractional shares shall be issued and any shareholder of record who would otherwise be entitled to a fractional interest shall be paid by the Corporation $0.05 per share of Common Stock held immediately prior to the effectiveness of this amendment.

           The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations, dividends and special rights, if any, of the shares of the class or series.

           The following is a description of each class or series of the capital stock that has been designated and a statement of the voting rights, designations, preferences, limitations and special rights granted to or imposed upon the shares of each such class or series:

           A.  COMMON STOCK

               1. Voting Rights. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock outstanding in his name on the books of the Corporation.

               2. Dividend Rights. The holders of shares of Common Stock shall be entitled to receive dividends when and as declared by the board of directors, but only out of funds legally available therefore.

    The Board intends to file the above amendment on or after the twenty-first day following the first mailing of this Information Statement to shareholders.

                                SPECIAL FACTORS

BACKGROUND OF THE PROPOSED REVERSE STOCK SPLIT.

    On June 22, 2001, Crusader completed the sale of substantially all of its assets and liabilities to Royal Bank for cash in the amount of $42.7 million. On August 27, 2001, Crusader distributed to its shareholders of record on August 21, 2001 $40.5 million, or $10.50 per share of Common Stock, representing 95% of the proceeds received from the sale to Royal Bank and all of the proceeds that are currently distributable after taking into account Transaction related expenses, Crusader's continuing obligations under the Sale Agreement and for liabilities not assumed by Royal Bank, and anticipated ongoing operating expenses until the liquidation and dissolution is complete. On the same day, as a result of the distribution, Crusader's shares of Common Stock were delisted from the Nasdaq National Market.

    Since completion of the sale to Royal Bank, Crusader has had no meaningful operations and Crusader does not intend to have any meaningful operations in the future. Specifically, since completing the sale of Royal Bank, Crusader has had no banking operations and has been engaged only in preparing the closing balance sheet in conjunction with the sale, reviewing post-closing adjustment amounts, following the resolution of any unresolved claims and fulfilling all obligations incidental to remaining a public company. Crusader intends to continue these limited operations, as necessary, until completing its liquidation and dissolution by 2004 pursuant to a Plan of Liquidation approved by the shareholders at a special meeting on June 11, 2001.

    In light of all of the above, after consummation of the Royal Bank Transaction, Crusader's Board began to examine possible alternatives for going private so as to relieve Crusader of the direct and indirect financial obligations of continuing the registration of its shares of Common Stock under the Exchange Act.

    The Board considered the concept of going private at a meeting held on August 7, 2001, at which all directors were present. At the meeting, the Board determined that it would be in the best interests of Crusader to go "private" and considered the possible alternative methods for going private. The Board discussed the fact that shareholders would receive little benefit if Crusader remained subject to the reporting requirements of the Exchange Act and that Crusader would incur substantial direct and indirect costs by remaining a reporting company. In fact, if Crusader were to remain a reporting company, the Board noted that it would have had to reduce the August 27, 2001 distribution to shareholders to cover the ongoing costs associated with remaining a reporting company. The Board considered an issuer tender offer as a means of going "private" but rejected that alternative because there could be no assurance that it would reduce the number of Crusader's shareholders to less than

300. The Board also separately considered a cash-out merger as a means of going "private," but favored a reverse stock split because the Board believed that such method was in the best interest of shareholders. As part of its discussions, the Board considered the fact that the reverse stock split was favorable as compared to the other alternatives considered because it would impact the least number of outstanding shares and would not delay or otherwise impact the August 27, 2001 distribution to shareholders. In addition, the Board noted that enabling shareholders holding less than 1,000 pre-split shares to liquidate their shares, with no brokerage costs, following the August 27th distribution, was favorable to them considering the limited value of the shares and that no trading market will exist for Crusader Common Stock.

    At the August 7, 2001 meeting the Board also discussed the consideration to be paid to shareholders in exchange for fractional shares of Common Stock created as a result of the reverse split and determined that $.05 per pre-split share of Common Stock was fair. For a further description of the Board's discussions concerning the fairness of the consideration to be paid for fractional shares as well as the fairness of the reverse stock split and going "private" transaction see the section of this Information Statement entitled "Fairness of the reverse stock split."

REASONS FOR THE REVERSE STOCK SPLIT.

    The Board has determined that deregistering the shares of Crusader Common Stock under the Exchange Act is in the best interests of Crusader and its shareholders, including unaffiliated shareholders, and that a reverse stock split is the best means of reducing the number of record holders.

    Crusader has incurred and would continue to incur substantial costs as a result of its status as a reporting company under the Exchange Act. It incurs direct costs, including legal, accounting, and printing fees, to prepare annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy solicitation or information statement materials and annual reports for distribution to shareholders prior to annual meetings. Crusader also incurs substantial indirect costs because Crusader's management is required to devote substantial time and attention to the preparation and review of these filings, the furnishing of information to shareholders and other shareholder matters. Crusader estimates that the direct and indirect costs associated with its status as a reporting company under the Exchange Act are in excess of $150,000 annually. In light of the fact that Crusader has no meaningful operations, no trading market for its shares of Common Stock and is intending to eventually liquidate and dissolve, the Board believes that the continuing costs of remaining a company subject to the reporting obligations of the exchange act is not financially prudent, and that following the Royal Bank Transaction, neither Crusader nor its shareholders derives any material benefit from the registration of Crusader's shares of Common Stock under the Exchange Act.

    The Board favored the reverse stock split over the other alternatives considered because it will impact the least number of outstanding shares and will not delay or otherwise impact the August 27, 2001 distribution to shareholders. In addition, the Board believes that it is appropriate to enable shareholders holding less than 1,000 pre-split shares to liquidate their shares, with no brokerage costs, considering the limited value of the shares and that no trading market will exist for Crusader Common Stock. Crusader anticipates that the reverse stock split will result in approximately 154,000 pre-split shares (approximately 4% of total outstanding pre-split shares) being cashed out for an aggregate amount of $7,700, of which $5,200 applies to shareholders owning less than 1,000 pre-split shares. It is estimated that the average number of pre-split shares being cashed out per shareholder will be approximately 300 shares at a total value of $15.

FAIRNESS OF THE REVERSE STOCK SPLIT.

    Crusader and each director and executive officer individually believes that the reverse stock split and the "going private" transaction are substantively fair to both the affiliated and unaffiliated shareholders of Crusader. All such persons have based their decision upon the following factors:

    - Crusader sold substantially all of its assets and liabilities to Royal Bank on June 22, 2001 and in consideration therefor received
      $42.7 million in cash from Royal Bank.

    - On August 27, 2001, Crusader distributed to shareholders $40.5 million, or $10.50 per share of Common Stock, representing all of the proceeds from the Royal Bank Transaction that are currently distributable.

    - Crusader intends to completely liquidate and dissolve by no later than 2004.

    - Unaffiliated shareholders holding less than 1,000 shares will be able to receive $0.05 per share of Common Stock now rather than wait until a future distribution, if any, in conjunction with the Plan of Liquidation.

    - If Crusader were to remain a reporting company, the Board would have had to reduce the August 27, 2001 distribution to shareholders to cover the ongoing costs associated with remaining a reporting company.

    Crusader, each of its executive officers and each member of its Board of Directors believes that the above referenced factors are those which are material to, and were considered by the Board in, assessing the substantive fairness of the reverse stock split and the going "private" transaction. The Board considered these factors in the aggregate and believes that it is not possible to place these factors in any order of importance or relevance since all of them are integrally related and because Crusader is operating pursuant to a plan of liquidation and has already distributed all of the proceeds received in the Royal Transaction that are currently distributable. Additionally, the Board believes that traditional factors utilized in assessing the fairness of a transaction such as this are not relevant in assessing the fairness of the reverse stock split and the going "private" transaction. Such factors include:

    - Current and historical market prices of Crusader's Common Stock;

    - Crusader's net book value; and

    - Crusader's going concern or liquidation value.

    On June 22, 2001, Crusader consummated the sale of substantially all of its assets and liabilities to Royal Bank for cash consideration of $42.7 million, or $11.08 per share (before Transaction related expenses) of Common Stock. In conjunction with the sale, Crusader received a fairness opinion that as of March 11, 2001, and based upon the assumptions, limitations, qualifications and other matters described in the opinion, the consideration expected to be received by the shareholders of Crusader as a result of the sale to Royal Bank was fair to such shareholders from a financial point of view. Crusader distributed a Proxy Statement dated May 14, 2001 (which includes the opinion), soliciting proxies from its shareholders with respect to both the sale to Royal Bank and approval of a plan of complete voluntary liquidation and dissolution pursuant to which Crusader intends to liquidate and dissolve by no later than 2004. The shareholders approved the sale to Royal Bank and the Plan of Liquidation at a special meeting on June 11, 2001.

    On August 27, 2001, Crusader distributed to its shareholders of record on August 21, 2001, $40.5 million, or $10.50 per share of Common Stock. This distribution represents all of the proceeds from the Royal Bank Transaction that are currently distributable after taking into account Transaction-related expenses, Crusader's continuing obligations under the Sale Agreement and for liabilities not assumed by Royal Bank, and anticipated ongoing operating expenses until the liquidation and dissolution is complete. Therefore, in light of the amount of funds that Crusader must retain for the foregoing obligations and expenses, the Board has determined that $.05 per pre-split share for the fractional shares of Common Stock is the most it is advisable to pay to the holders of fractional shares of Common Stock resulting from the reverse stock split.

    Crusader is conducting the reverse stock split at this time to relieve itself of the costs and burden associated with registration the the Exchange Act. Remaining a reporting company under the Exchange Act will cause Crusader to incur costs in excess of $150,000 annually. Based on the fact that Crusader has no meaningful operations, no trading market for its shares of Common stock, is intending to eventually liquidate and still has remaining expenses in connection therewith, the Board believes the continuing costs of remaining a company subject to the reporting obligations of the Exchange Act is not financially prudent. In addition, the Board believes neither Crusader nor its shareholders would derive any ongoing benefit from the registration of Crusader's shares of Common Stock under the Exchange Act.

    Crusader's Board anticipates that it will make one or more future distributions to its shareholders to the extent Crusader has remaining assets that become available to make such distribution. Future distributions, if made, may result in payments greater than $0.05 per share. However, Crusader cannot currently determine the amount, if any, that it may distribute in the future nor can it determine when such distribution may be made. Unaffiliated shareholders who hold less than 1,000 shares of Common Stock will receive a cash payment of $0.05 for each share of Common Stock held immediately prior to the effectiveness of the reverse stock split and will not have to remain shareholders of a company with no trading market for its shares of Common Stock and no assurance of when a future distribution, if any, will be made by Crusader.

    Shareholders who own more than 1,000 shares of Common Stock, which includes both affiliated and unaffiliated shareholders, will also receive a cash payment for any remaining fractional shares after the reverse stock split, but will continue to be shareholders of Crusader in approximately the same proportion as before the reverse stock split and will be entitled to future distributions, if any, made by Crusader.

    The total anticipated payment to be made for fractional shares cashed out is $7,700. In light of the magnitude of this payment and the fact that the $10.50 distribution made on August 27, 2001 represents all of the distributable proceeds from the Royal Bank Transaction, Crusader's Board did not seek a fairness opinion in conjunction with the reverse stock split and the going "private" transaction.

    Crusader has not received the vote or consent of a majority of its unaffiliated shareholders in conjunction with the Articles Amendment and none of the directors who are not employees of Crusader have retained unaffiliated representatives to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the reverse stock split and/or preparing a report concerning the fairness of the reverse stock split. However, Crusader and each director and executive officer individually believes that the transaction is procedurally fair to both the affiliated and unaffiliated shareholders based upon the following factors:

    - The proposed reverse stock split was unanimously approved at a duly convened meeting of the Board, which consists of a majority of directors who are not employed by Crusader.

    - The Board considered alternative means of going private, but favored the reverse stock split because it would impact the least number of outstanding shares and would not delay or otherwise impact the August 27, 2001 distribution to shareholders.

    Crusader and its Board and executive officers have not made any provision for granting unaffiliated holders of Crusader Common Stock access to Crusader's records or to obtain counsel at the expense of Crusader and its Board and executive officers. The Board believes that given the fact that Crusader has sold all of its assets to Royal Bank and conducts no meaningful operations, providing unaffiliated shareholders access to its records would provide no material benefit to such shareholders. Additionally, Crusader does not believe that utilizing funds to retain counsel on behalf of the unaffiliated shareholders would be a prudent use of such funds.

ALTERNATIVES CONSIDERED.

    The Board considered alternatives to the proposed reverse stock split, including an issuer tender offer and a cash-out merger. The Board considered an issuer tender offer as a means of going "private" but rejected that alternative because there could be no assurance that it would reduce the number of Crusader's shareholders to less than 300. The Board also separately considered a cash-out merger as a means of going "private" but favored the reverse stock split because it will impact the least number of outstanding shares and will not delay or otherwise impact the August 27, 2001 distribution to shareholders. Crusader anticipates that the reverse stock split will result in approximately 154,000 pre-split shares (approximately 4% of total outstanding pre-split shares) being cashed out for an aggregate amount of $7,700, of which $5,200 applies to shareholders owning less than 1,000 pre-split shares. It is estimated that the average number of pre-split shares being cashed out per shareholder will be approximately 300 shares at a total value of $15.

INTERESTS OF CERTAIN PERSONS AND POTENTIAL CONFLICTS OF INTEREST.

    Shareholders should be aware that Crusader's directors and executive officers have interests which may present them with conflicts of interest in connection with the reverse stock split. Specifically, Thomas J. Knox, Bruce A. Levy, Joseph M. Matisoff, D. Walter Cohen, Linda R. Knox and Brian McAdams, all of whom are either directors and/or executive officers, own shares of Common Stock and will continue to be shareholders of Crusader following the reverse stock split. See "Security Ownership of Certain Beneficial Owners and Crusader Management."

    When the reverse stock split is effected, the officers and directors of Crusader will hold approximately 69% of the outstanding shares of Common Stock. Such individuals now own approximately 67%.

EFFECTS OF THE REVERSE STOCK SPLIT

    After the reverse stock split, Crusader will have less than 300 shareholders and will terminate the registration of its Common Stock under the Exchange Act. As a result, Crusader will no longer be subject to the monetary expense and burden associated with registration under the Exchange Act, allowing Crusader to better utilize its limited remaining funds. Crusader estimates that the direct and indirect costs associated with its status as a reporting company under the Exchange Act are in excess of $150,000 annually. Shareholders who hold less than 1,000 shares of Common Stock, which only includes unaffiliated shareholders, will receive a cash payment of $0.05 for each share of Common Stock held immediately prior to the effectiveness of the reverse stock split and will be able to liquidate, with no brokerage costs, their holdings in a company with no trading market for its shares of common stock. However, shareholders who are completely cashed out will not receive future distributions, if any, made by Crusader. Shareholders who own more than 1,000 shares of Common Stock, which includes both affiliated and unaffiliated shareholders, will also receive a cash payment for any remaining fractional shares after the reverse stock split, but will continue to be shareholders of Crusader in approximately the same proportion as before the reverse stock split and will be entitled to future distributions, if any, made by Crusader. However, there will be no trading market for the remaining shares of Crusader Common Stock.

CONDUCT OF CRUSADER'S BUSINESS AFTER THE REVERSE STOCK SPLIT.

    Crusader intends, following the reverse stock split, to terminate the registration of its shares of Common Stock under the Exchange Act, by filing a Form 15 with the Commission as soon as practicable after filing the Articles Amendment with the Secretary of the Commonwealth of Pennsylvania. Crusader will then be relieved of its obligation to comply with the proxy and information statement rules, or Regulations 14A and 14C under Section 14 of the Exchange Act, and its officers and directors and shareholders owning more than 10% of the common shares will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, Crusader will no longer be subject to the periodic reporting requirements of the Exchange Act and will immediately cease filing information with the Commission. Among other things, the effect of this change will be a savings to Crusader in not having to comply with the requirements of the Exchange Act. Although shareholders may sell their shares in privately negotiated transactions, there will be no public market for the shares of Crusader Common Stock and shareholders may be dependent to a great extent upon Crusader's willingness to purchase shares.

    As a result of the Articles Amendment, the number of authorized shares of Common Stock will be reduced to 20,000 shares, of which approximately 3,700 shares will be outstanding after the reverse stock split is effected. With the exception of the number of authorized shares, the terms of the shares of Common Stock before and after the reverse stock split will remain the same.

EXCHANGE OF CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES.

    When the proposed reverse stock split is effected, Crusader or its transfer agent will provide holders of record on the effective date of the reverse stock split with transmittal forms and instructions for submitting their stock certificates in exchange for a new certificate or certificates representing the appropriate number of new shares of Crusader Common Stock and cash in lieu of fractional shares. On the effective date of the reverse stock split, each certificate representing an outstanding share of Crusader Common Stock will be deemed for all corporate purposes, and without further action by any person, to evidence ownership of the reduced whole number of new shares of Crusader Common Stock if applicable, and the right to receive cash of any fractional share interest. Each shareholder of record who holds fewer than 1,000 shares of Common Stock immediately prior to the effectiveness of the reverse stock split will cease to have any rights with respect to the new shares of Common Stock and will only have the right to receive cash in lieu of the fractional share to which such shareholder of record would otherwise be entitled. To the extent that a person would be entitled to a fractional share as a result of the reverse stock split, then Crusader or its transfer agent will forward to such person, in lieu of such fractional share, a cash payment equal to $0.05 per share for each share of Common Stock held of record by that person immediately prior to the effectiveness of the reverse stock split that is not combined with other shares of Common Stock to constitute a whole share as part of the reverse stock split.

    If certificates for shares of Common Stock have been lost or destroyed, Crusader may, in its discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to Crusader, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included with the transmittal form and instructions sent to shareholders of record after the effectiveness of the reverse stock split.

    The transmittal form and instructions will be sent by Crusader to shareholders of record promptly after the effective date of the reverse stock split. Do not send in your stock certificate until you receive the transmittal form and instructions.

    No brokerage commissions will be payable by shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares.

                      FINANCING OF THE REVERSE STOCK SPLIT

    The Board estimates that the total cost to Crusader for payment of the fractional share interests resulting from the reverse stock split will be $7,700 and that transactional fees and expenses will be approximately $50,000. Crusader intends to finance this transaction using a portion of the proceeds received as a result of the Royal Bank Transaction. Crusader has not made any alternative financing plans.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

    The following is a summary of the material federal income tax consequences of the reverse stock split. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions currently in effect, all of which are subject to change. The summary does not address all aspects of federal income taxation that may be relevant to a shareholder in light of his or her particular circumstances, nor does it discuss any special rules that may be applicable to certain types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities). Furthermore, the discussion assumes throughout that the shares of Crusader Common Stock subject to the reverse stock split have been held as capital assets by shareholders at all relevant times. The applicability and effect of any state, local or foreign tax laws on the reverse stock split are not discussed, and investors should accordingly consult their tax advisors for information concerning the state, local and foreign tax consequences of the transaction.

TAX CONSEQUENCES TO SHAREHOLDERS RECEIVING ONLY CASH IN LIEU OF FRACTIONAL
  SHARES.

    The interests of shareholders who receive only cash in lieu of fractional shares in the corporation will be completely terminated. Each shareholder will recognize gain or loss, measured by the difference between the cash received (taking into account not only the cash received in the reverse stock split but also all cash received as prior distributions in liquidation of Crusader) and the shareholder's adjusted tax basis for the shares that are cancelled. Such gain or loss will be capital gain or loss, and will be long-term to the extent that the shares have been held for more than one year. The tax consequences to shareholders who are treated as constructively owning shares of Crusader that are actually owned by others under certain related party attribution rules of the Code may be significantly different, and such shareholders should consult their tax advisors to determine the tax effect of the reverse stock split in their particular situations.

TAX CONSEQUENCES TO SHAREHOLDERS RECEIVING COMMON STOCK AND CASH IN LIEU OF
  FRACTIONAL SHARES.

    A reverse stock split would ordinarily qualify as a reorganization under Code Section 368(a)(1)(E). Under the reorganization provisions of the Code, shareholders in a reverse stock split that receive both stock and cash in lieu of fractional shares may have dividend income in the amount of the cash received. The present case, however, should be governed by the liquidation tax rules rather than by the reorganization tax rules, because the distribution of cash will be made following the adoption of a plan of liquidation and pursuant to its terms. Under Code Section 331(a), all cash amounts received by a shareholder in complete liquidation of a corporation are treated as received in exchange for stock and not as dividend income. To qualify as a distribution in complete liquidation, the distribution must be one of a series of distributions in complete cancellation or redemption of all of the corporation's stock in accordance with a plan of liquidation. Here, the distribution of cash in lieu of fractional shares is pursuant to a plan of liquidation that will be completed within three years. Shareholders receiving both stock and cash in lieu of fractional shares therefore should take the cash received into account in determining the amount of capital gain or loss they recognize on the overall liquidation, but otherwise should not be in receipt of income.

    The receipt of newly issued shares of Common Stock by the continuing shareholders of Crusader will be treated as a tax-free exchange for a portion of their shares of existing Common Stock. A continuing shareholder's basis for the newly issued shares of Common Stock will be the same as his or her basis for the shares of existing Common Stock surrendered in exchange therefor, after reduction for cash received in lieu of fractional shares as described below. A continuing shareholder's holding period for the newly issued Common Shares will be determined by including such shareholder's holding period for the shares of existing Common Stock deemed to have been exchanged.

    Under the liquidation tax rules, gain or loss is measured by the difference between the cash received and the adjusted tax basis of the shareholder for each block of stock held. The tax basis of a shareholder for any block must be fully recovered before any gain is recognized. No loss may be recognized until the year the liquidation is completed. Any capital gain or loss that is recognized will be long-term to the extent that the shareholder has held the block of shares (with respect to which the liquidation distribution is received) for more than one year at the time distribution is made.

    TAX CONSEQUENCES TO FILING PERSONS

    Crusader will not recognize any gain or loss in connection with the reverse stock split. Additionally, to the extent members of the Board and officers of Crusader are shareholders, each such individual's tax consequences should be the same as those discussed above for every other shareholder of Crusader.

    THE FOREGOING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER PRESENT LAW. THESE RULES ARE COMPLEX AND SUBJECT TO CHANGE. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR FOR MORE DETAILED INFORMATION AS TO THE TAX CONSEQUENCES APPLICABLE TO HIS OR HER OWN SITUATION.

                        EXECUTIVE OFFICERS AND DIRECTORS

    The following are those directors and executive officers of Crusader as of August 7, 2001. Each director and executive officer is a citizen of the United States. No executive officer or director has been either (a) convicted in a criminal proceeding during the past five years or (b) a party too any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal or state securities laws.

NAME                                    AGE           POSITION(S) WITH CRUSADER        DIRECTOR SINCE
----                                  --------   ------------------------------------  --------------
Thomas J. Knox......................     60      Chairman of the Board, Chief              1988
                                                 Executive Officer and Director
Bruce A. Levy.......................     46      President and Director                    1996
Joseph M. Matisoff..................     56      Secretary and Director                    2000
D. Walter Cohen, D.D.S..............     75      Director                                  1997
Linda R. Knox.......................     56      Director                                  1997
Brian McAdams.......................     59      Director                                  1997
Robert L. Macaulay..................     62      Director                                  2000

    THOMAS J. KNOX. Mr. Knox has served as Chairman and Chief Executive Officer of Crusader since 1988 and Chairman of its subsidiary, Crusader Savings Bank (the "Bank") since 1993. From 1989 to 1993, Mr. Knox was President of the Board of Directors of the Bank. Mr. Knox is also Chairman and Chief Executive Officer of Fidelity Insurance Group. From 1993 to 1995, Mr. Knox served as Special

Deputy Rehabilitator and Chief Executive Officer of Fidelity Mutual Life Insurance Company, a $7.5 billion life insurance company placed in rehabilitation by the Pennsylvania Insurance Department. From 1992 to 1993, he served as Deputy Mayor of the City of Philadelphia overseeing the Office of Management and Productivity.

    BRUCE A. LEVY. Mr. Levy has served as President and a director of Crusader and a director of the Bank since 1996. From 1994 to 1996, Mr. Levy was a private investor and an independent consultant. From 1992 until its sale in 1994, he was the sole shareholder of Philadelphia Benefits Corporation, a health benefits consulting and marketing firm. From 1981 to 1992, Mr. Levy served as President and was a shareholder of Preferred Benefits Corporation, a 401(k) consulting and administration firm he co-founded. From 1975 to 1981, he served in various capacities with Ernst & Young. Mr. Levy is a graduate of the Wharton School of the University of Pennsylvania.

    JOSEPH M. MATISOFF. Mr. Matisoff has served as Secretary and a director of Crusader and President and Chief Executive Officer of the Bank since
August 2000. From 1998 to 2000, Mr. Matisoff was Senior Vice President of Cross Country Bank. From 1988 to 1998, he served in senior level lending officer positions with Constellation Bancorp, Covenant Bank, First Bank of Philadelphia and First Republic Bank. From 1972 to 1988, Mr. Matisoff served in various capacities with First Pennsylvania Bank. He is a graduate of Pennsylvania State University and received a Master's Degree in Finance and Economics from Northwestern University.

    D. WALTER COHEN, D.D.S. Dr. Cohen became a director of Crusader in 1997 and has served as a director of the Bank since 1994. From 1993 to 1998, Dr. Cohen was Chancellor of the Allegheny University of the Health Sciences. From 1986 to 1993, Dr. Cohen was President of the Medical College of Pennsylvania. Dr. Cohen is also a partner in a periodontal practice in Philadelphia and is a director of Atrix Laboratories, Inc. Dr. Cohen is a graduate of the University of Pennsylvania and earned his D.D.S. from its School of Dental Medicine. On
July 21, 1998, the Allegheny University of the Health Sciences filed for voluntary bankruptcy protection in the United States Bankruptcy Court for the Western District of Pennsylvania.

    LINDA R. KNOX. Ms. Knox became a director of Crusader in 1997, and has served as President of the Board of Directors of the Bank since 1993 and a director of the Bank since 1989. Prior to 1993, Ms. Knox was a realtor specializing in the sale of historical and architecturally significant properties in the Philadelphia area. Ms. Knox attended Rider University and is a graduate of the Temple University Real Estate Institute. Ms. Knox is the wife of Mr. Knox.

    BRIAN MCADAMS. Mr. McAdams became a director of Crusader in 1997 and has served as a director of the Bank since 1989. Mr. McAdams was CEO of Myhelpdesk.com from 1999 to 2000. Prior to joining Myhelpdesk.com, he served as Chairman and CEO of STRATVIS Advisement, Chairman and a Partner of McAdmas, Richman & Ong, an advertising and design firm, and Chairman of Back Health Centers, Inc. Mr. McAdams served as Chairman and CEO of National Medical Corporation from 1994 to 1996.

    ROBERT L. MACAULAY.  Mr. Macaulay became a director of Crusader in
June 2000 and of the Bank in August 2000. Since 1987, he has served as Principal of Equity Appraisal Services, which prepares business valuations and fairness opinions and provides consulting services with respect to mergers and acquisitions. Mr. Macaulay has significant prior experience in the financial services industry, including serving in an officer capacity with General Electric Capital Corporation, Oxford Financial Group, Girard Bank and Walter Heller Company. From 1970 to 1985, he served as a member of the adjunct faculty of LaSalle University, and was Chairman of the Finance Department for the Evening Division. Mr. Macaulay is a graduate of LaSalle University and received his MBA from Drexel University.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND CRUSADER MANGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Crusader's common stock as of August 7, 2001 by: (i) each person known by Crusader to be the beneficial owner of more than five percent of the outstanding shares of common stock; (ii) each director and Named Executive Officer or Crusader; and (iii) all executive officers and directors of Crusader as a group.

                                                             NUMBER OF SHARES
NAME OF BENEFICIAL OWNER(1)                                 BENEFICIALLY OWNED   PERCENT OF OWNERSHIP
---------------------------                                 ------------------   --------------------
Thomas J. Knox(2).........................................        1,636,110              42.29%
Bruce A. Levy.............................................          770,725              19.92
Jeffrey A. Miller(3)......................................          240,336               6.21
Eric D. Jacobs(4).........................................          240,336               6.21
Miller & Jacobs Capital, L.L.C.(5)........................          227,779               5.89
Joseph M. Matisoff........................................            1,000                  *
D. Walter Cohen, D.D.S.(6)................................           26,279                  *
Linda R. Knox(7)..........................................          138,915               3.59
Brian McAdams.............................................           23,192                  *
Robert L. Macaulay........................................               --                  *
All directors and officers as a group (7 persons).........        2,596,221              67.10%

------------------------

*   Constitutes less than 1%

(1) Unless otherwise indicted, the address of all beneficial owners is in care of Crusader.

(2) Excludes 138,915 shares of Common Stock held by Linda R Knox in trust for the children of Linda R. and Thomas J. Knox, as to which Mr. Knox disclaims beneficial ownership.

(3) According to the 13G filed with the Commission by Miller & Jacobs Capital, L.L.C., Jeffrey A. Miller and Eric D. Jacobs on April 6, 2001, the address of Jeffrey A. Miller is One Aldwyn Center, Suite 101, Villanova, Pennsylvania 19085. Jeffrey A. Miller is a managing member of Miller & Jacobs Capital L.L.C. and reported shared voting power and shared dispositive power with respect to all shares, which includes 227,779 shares reported by Miller & Jacobs Capital L.L.C.

(4) According to the 13G filed with the Commission by Miller & Jacobs Capital, L.L.C., Jeffrey A. Miller and Eric D. Jacobs on April 6, 2001, the address of Jeffrey A. Miller is One Aldwyn Center, Suite 101, Villanova, Pennsylvania 19085. Eric D. Jacobs is a managing member of Miller & Jacobs Capital L.L.C. and reported shared voting power and shared dispositive power with respect to all shares, which includes 227,779 shares reported by Miller & Jacobs Capital L.L.C.

(5) According to the 13G filed with the Commission by Miller & Jacobs Capital, L.L.C., Jeffrey A. Miller and Eric D. Jacobs on April 6, 2001, the address of Jeffrey A. Miller is One Aldwyn Center, Suite 101, Villanova, Pennsylvania 19085. Miller & Jacobs Capital, L.L.C. reported shared voting power and shared dispositive power with respect to all shares.

(6) Includes 15,254 shares which Dr. Cohen has a right to acquire pursuant to the exercise of stock options within 60 days of August 7, 2001.

(7) Includes all shares of Common Stock held in trust for the children of Linda
    R. and Thomas J. Knox. Does not include 1,636,110 shares beneficially owned by her husband, Thomas J. Knox, as to which shares Ms. Knox disclaims beneficial ownership.

(8) Includes 12,617 shares, which Mr. McAdams has a right to acquire pursuant to the exercise of stock options within 60 days of August 7, 2001.

                              CERTAIN TRANSACTIONS

    Crusader Savings Bank, a wholly owned subsidiary of Crusader (the "Bank") made loans to or to entities controlled by officers, directors and employees of Crusader and the Bank. All such loans were made in the ordinary course of the Bank's business, were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. In September 1999, Crusader made two loans aggregating $2.7 million to Fidelity Insurance Group, a company controlled by Thomas J. Knox, Chairman of Crusader and the Bank. These loans were personally guaranteed by Mr. Knox and Linda R. Knox, also a director of Crusader. These loans have been repaid. On August 27, 2001, Crusader will distribute to its shareholders $40.5 million, or $10.50 per share of Common Stock. As part of that distribution, Thomas J. Knox and Bruce A. Levy will receive $17.2 million and $8.1 million, respectively.

                         CRUSADER FINANCIAL INFORMATION

    The following is certain consolidated financial information concerning Crusader and its subsidiaries, which includes:

    - Consolidated Financial Statements for the three and nine month periods ended March 31, 2001

       - Consolidated Balance Sheets as of March 31, 2001 and June 30, 2000

       - Consolidated Statements of Income for the three and nine month periods ending March 31, 2001 and 2000

       - Consolidated Statement of Shareholders' Equity and Comprehensive Income for the nine months ended March 31, 2001

       - Consolidated Statement of Cash Flows for the nine month periods ended March 31, 2001 and 2000

       - Notes to the Financial Statements for the three and nine month periods ended March 31, 2001

    - Selected Consolidated Financial Data for the years ended June 30, 2000, 1999, 1998, 1997 and 1996

    - Consolidated Financial Statements for Crusader and Report of Independent Certified Public Accountants

       - Consolidated Balance Sheets as of June 30, 2000 and 1999

       - Consolidated Statements of Income for the fiscal years ended June 30, 2000, 1999 and 1998

       - Consolidated Statement of Shareholders' Equity for the fiscal years ended June 30, 2000, 1999 and 1998

       - Consolidated Statement of Cash Flows for the fiscal years ended June 30, 2000, 1999 and 1998

       - Notes to Consolidated Financial Statements

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,          JUNE 30,
                                                                  2001              2000
                                                              ------------      ------------
                                                              (UNAUDITED)
ASSETS
  Cash and cash equivalents.................................  $ 51,559,000      $ 13,332,000
  Investment securities available-for-sale..................    24,494,000        26,312,000
  Mortgage-backed securities available-for-sale.............    14,238,000        14,393,000
  Loans held for sale (estimated market value of $9,082,000
    and $9,850,000 at March 31, 2001 and June 30, 2000,
    respectively)...........................................     8,992,000         9,735,000
  Loans receivable, net.....................................   276,567,000        20,839,000
  Accrued interest receivable...............................     2,706,000         2,326,000
  Other real estate owned...................................       530,000         1,149,000
  Premises and equipment, net...............................       728,000           773,000
  Other assets..............................................     5,124,000         4,889,000
                                                              ------------      ------------
    Total Assets............................................  $384,938,000      $393,748,000
                                                              ============      ============

LIABILITIES
  Deposits..................................................  $249,753,000      $243,261,000
  Advances from Federal Home Loan Bank......................    85,500,000        95,200,000
  Other borrowings..........................................     4,133,000         9,033,000
  Other liabilities.........................................     3,301,000        13,372,000
                                                              ------------      ------------
    Total Liabilities.......................................   342,687,000       360,866,000
                                                              ------------      ------------

MINORITY INTEREST...........................................       285,000           286,000
                                                              ------------      ------------
SHAREHOLDERS' EQUITY
  Preferred stock -- authorized, 5,000,000 shares of $0.01
    par value; none outstanding.............................            --                --
  Common stock -- authorized, 20,000,000 shares of $0.01 par value; 3,855,387 and 3,865,087 shares outstanding at
    March 31, 2001 and June 30, 2000, respectively..........        40,240            40,240
  Additional paid-in capital................................    23,521,510        23,521,510
  Retained earnings.........................................    20,222,250        11,822,250
  Treasury stock, at cost (168,795 and 159,095 shares at
    March 31, 2001 and June 30, 2000, respectively).........    (1,465,000)       (1,390,000)
  Accumulated other comprehensive loss......................      (353,000)       (1,398,000)
                                                              ------------      ------------
    Total Shareholders' Equity..............................    41,966,000        32,596,000
                                                              ------------      ------------
    Total Liabilities and Shareholders' Equity..............  $384,938,000      $393,748,000
                                                              ============      ============

          See accompanying notes to consolidated financial statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                  THREE MONTHS                 NINE MONTHS
                                                 ENDED MARCH 31,             ENDED MARCH 31,
                                            -------------------------   -------------------------
                                               2001          2000          2001          2000
                                            -----------   -----------   -----------   -----------
INTEREST INCOME
  Loans, including fees...................  $ 7,044,000   $ 7,007,000   $22,257,000   $19,921,000
  Short-term consumer loans, including
    fees..................................    2,607,000     1,103,000     6,503,000     2,913,000
  Investment and mortgage-backed
    securities............................    1,073,000       805,000     3,016,000     2,238,000
                                            -----------   -----------   -----------   -----------
    Total interest income.................   10,724,000     8,915,000    31,776,000    25,072,000
                                            -----------   -----------   -----------   -----------

INTEREST EXPENSE
  Deposits................................    3,945,000     2,805,000    12,314,000     7,546,000
  Borrowed funds..........................      884,000     1,578,000     3,193,000     4,548,000
                                            -----------   -----------   -----------   -----------
    Total interest expense................    4,829,000     4,383,000    15,507,000    12,094,000
                                            -----------   -----------   -----------   -----------
    Net interest income...................    5,895,000     4,532,000    16,269,000    12,978,000

PROVISION FOR LOAN LOSSES
  Short-term consumer loans...............      389,000       545,000     1,822,000     1,430,000
  Other loans.............................      150,000       250,000       750,000       900,000
                                            -----------   -----------   -----------   -----------
    Total provision for loan losses.......      539,000       795,000     2,572,000     2,330,000
                                            -----------   -----------   -----------   -----------
    Net interest income after provision
      for loan losses.....................    5,356,000     3,737,000    13,697,000    10,648,000
                                            -----------   -----------   -----------   -----------

NON-INTEREST INCOME
  Service charges on deposit accounts and
    other fees............................       35,000        27,000       116,000       118,000
  Mortgage banking revenues...............      140,000       390,000       525,000     1,341,000
  Other...................................      201,000       133,000       573,000       486,000
                                            -----------   -----------   -----------   -----------
    Total non-interest income.............      376,000       550,000     1,214,000     1,945,000
                                            -----------   -----------   -----------   -----------
NON-INTEREST EXPENSES
  Employee compensation and benefits......      506,000       385,000     1,428,000     1,227,000
  Data processing.........................       49,000        43,000       125,000       108,000
  Federal insurance premiums..............       33,000        23,000        90,000        70,000
  Occupancy and equipment.................      128,000       101,000       339,000       290,000
  Professional fees.......................       83,000       137,000       271,000       273,000
  Mortgage banking expenses...............      356,000       505,000     1,017,000     1,808,000
  Other operating.........................      218,000       223,000       630,000       549,000
  Goodwill amortization...................       21,000        21,000        63,000        63,000
                                            -----------   -----------   -----------   -----------
    Total non-interest expenses...........    1,394,000     1,438,000     3,963,000     4,388,000
                                            -----------   -----------   -----------   -----------
    Income before income tax expense......    4,338,000     2,849,000    10,948,000     8,205,000

INCOME TAX EXPENSE........................      918,000       841,000     2,270,000     2,546,000
                                            -----------   -----------   -----------   -----------
    Income before minority interest.......    3,420,000     2,008,000     8,678,000     5,659,000
Minority interest.........................      101,000       105,000       278,000       268,000
                                            -----------   -----------   -----------   -----------
    NET INCOME............................  $ 3,319,000   $ 1,903,000   $ 8,400,000   $ 5,391,000
                                            ===========   ===========   ===========   ===========
Net income per share, basic and diluted...  $      0.86   $      0.49   $      2.18   $      1.38
                                            ===========   ===========   ===========   ===========
Basic and diluted weighted average shares
  outstanding.............................    3,856,000     3,876,000     3,858,000     3,903,000
                                            ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

    CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

              FOR THE NINE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)

                                                                                      ACCUMULATED
                                           ADDITIONAL                                    OTHER            TOTAL
                                COMMON       PAID-IN      TREASURY      RETAINED     COMPREHENSIVE    SHAREHOLDERS'   COMPREHENSIVE
                                STOCK        CAPITAL        STOCK       EARNINGS     INCOME (LOSS)       EQUITY           INCOME
                              ----------   -----------   -----------   -----------   --------------   -------------   --------------
Balance at June 30, 2000....  $   40,240   $23,521,510   $(1,390,000)  $11,822,250    $(1,398,000)     $32,596,000
Net unrealized loss on
  securities
  available-for-sale........          --            --            --            --      1,045,000        1,045,000      $1,045,000
Purchase of treasury
  stock.....................          --            --       (75,000)           --             --          (75,000)
Net income..................          --            --            --     8,400,000             --        8,400,000       8,400,000
                                                                                                                        ----------
Total comprehensive
  income....................                                                                                            $9,445,000
                              ----------   -----------   -----------   -----------    -----------      -----------      ==========
Balance at March 31, 2001...  $   40,240   $23,521,510   $(1,465,000)  $20,222,250    $  (353,000)     $41,966,000
                              ==========   ===========   ===========   ===========    ===========      ===========

          See accompanying notes to consolidated financial statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
OPERATING ACTIVITIES
  Net income................................................  $  8,400,000   $  5,391,000
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
  Amortization of premiums and discounts on securities and
    loans, net..............................................       136,000         23,000
  Amortization of goodwill..................................        64,000         64,000
  Provision for loan losses.................................     2,572,000      2,330,000
  Net gain on sale of loans held for sale...................      (524,000)      (907,000)
  Depreciation and amortization of premises and equipment...       172,000        178,000
  Proceeds from sale of assets held for sale................    48,213,000     95,885,000
  Originations of loans held for sale.......................   (46,946,000)   (75,500,000)
  (Increase) decrease in accrued interest receivable........      (380,000)      (110,000)
  (Increase) decrease in deferred income taxes..............      (374,000)      (450,000)
  Other, net................................................   (10,792,000)       235,000
                                                              ------------   ------------
    Net cash provided by (used in) operating activities.....       541,000     27,139,000
                                                              ------------   ------------

INVESTMENT ACTIVITIES
  Net (increase) decrease in loans..........................    43,442,000    (77,613,000)
  Purchase of investment securities available-for-sale......            --     (5,073,000)
  Purchase of mortgage-backed securities
    available-for-sale......................................            --     (6,505,000)
  Repayment of principal of investment securities
    available-for-sale......................................     2,726,000             --
  Repayment of principal of mortgage-backed securities
    available-for-sale......................................       912,000      1,125,000
  Proceeds from sale of property acquired through loan
    foreclosure actions.....................................      (619,000)       681,000
  Purchase of premises and equipment........................      (126,000)      (199,000)
                                                              ------------   ------------
    Net cash provided by (used in) investing activities.....    46,335,000    (87,584,000)
                                                              ------------   ------------
FINANCING ACTIVITIES
  Net increase in deposits..................................     6,517,000     23,799,000
  Advances (repayments) from Federal Home Loan Bank, net....    (9,700,000)    34,200,000
  (Repayment) proceeds from long-term FHLB advances.........            --      8,700,000
  Repayment of securities sold under agreements to
    repurchase..............................................    (4,900,000)    (1,834,000)
  (Decrease) Increase in advance payments by borrowers for
    taxes and insurance.....................................      (490,000)        58,000
  Purchase of treasury stock................................       (75,000)      (966,000)
  Increase(decrease) in minority interest...................        (1,000)       (12,000)
                                                              ------------   ------------
    Net cash (used in) provided by financing activities.....    (8,649,000)    63,945,000
                                                              ------------   ------------
    Net increase (decrease) in cash and cash equivalents....    38,227,000      3,500,000
Cash and cash equivalents at beginning of period............    13,332,000      6,056,000
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $ 51,559,000   $  9,556,000
                                                              ============   ============

          See accompanying notes to consolidated financial statements.

                 CRUSADER HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (INFORMATION AS OF AND FOR THE THREE AND NINE MONTH PERIODS
                  ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited consolidated financial statements as of March 31, 2001, and for the three and nine month periods ended March 31, 2001 and 2000 include the accounts of Crusader Holding Corporation (the "Company") and its wholly-owned subsidiary, Crusader Savings Bank, FSB (the "Bank"), along with the Bank's wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (including normal recurring accruals) necessary for fair presentation of results of operations for the interim periods included herein have been made. The results of operations for the three and nine month periods ended March 31, 2001 are not necessarily indicative of results to be anticipated for the full year.

2. NET INCOME PER SHARE

    Basic and diluted earnings per share are calculated using statement of Financial Accounting Standards ("SFAS") No. 128. Under SFAS No. 128, basic earnings per share is computed based upon the weighted average number of common shares outstanding during the period while diluted earnings per share is computed based upon the weighted average number of common shares and common equivalent shares outstanding during the period. Common equivalent shares are stock options, warrants and similar items. In converting the common equivalent shares to common shares, the Treasury Stock Method is utilized whereby it is assumed that the proceeds that would be received upon the exercise of the common stock equivalent shares are used to repurchase outstanding common shares at the average market price during the period. There was no difference between the Company's basic and diluted earnings per share.

    In determining the weighted average shares outstanding during the period in the computation of basic and diluted earnings per share, retroactive effect was given to all stock dividends, including the 5% stock dividend paid October 14, 1999. Basic and diluted weighted average shares outstanding were 3,856,000 and 3,876,000 for the three months ended March 31, 2001, and March 31, 2000, respectively.

3. ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, the status of specific problem loans and overall current economic conditions that may affect the ability of borrowers to repay their loans. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes,

                 CRUSADER HOLDING CORPORATION AND SUBSIDIARIES

          (INFORMATION AS OF AND FOR THE THREE AND NINE MONTH PERIODS
                  ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)

3. ALLOWANCE FOR LOAN LOSSES -- (CONTINUED) periodically review the Bank's allowance for loan losses based on their judgments about information available to them at the time of their examinations.

4. RECENT PRONOUNCEMENTS

    None

5. RECENT LITIGATION

    During October 1998, one of the Bank's deposit customers (the "Bank Depositor") had deposited approximately $1.3 million of dishonored money orders which resulted in its account being deficient by a similar amount. The Bank has initiated a lawsuit in the Court of Common Pleas of Philadelphia County against the money order company which placed the stop payments on the money orders issued by the Bank Depositor alleging, among other things, that the money orders were improperly stopped and the Bank was a holder in due course and is therefore entitled to reimbursement. The Bank is seeking reimbursement in the lawsuit. The Bank has also initiated an involuntary bankruptcy proceeding against the Bank Depositor in the United States Bankruptcy Court for the Eastern District of Pennsylvania. The Bank is seeking to have a trustee preserve the assets of the Bank Depositor in order that the Bank may receive partial reimbursement. An order for relief under Chapter 7 of the Bankruptcy Code was granted on March 8, 1999. At March 31, 2001 the Company has a remaining receivable of $275,000 related to this matter. The Company believes its litigation has strong merit.

 SELECTED CONSOLIDATED FINANCIAL DATA FOR THE YEARS ENDED JUNE 30, 2000, 1999,
                              1998, 1997 AND 1996

    The following selected consolidated financial data with respect to Crusader's income statements for the fiscal years ended June 30, 1998, 1999 and 2000 and with respect to Crusader's balance sheets at June 30, 1999 and 2000 are derived from the audited Consolidated Financial Statements of Crusader which are included elsewhere in this Proxy Statement and are qualified by reference to such Consolidated Financial Statements and the related Notes thereto. Selected Results of Operations data for the fiscal years ended June 30, 1996 and 1997 and Selected Balance Sheet data at June 30, 1996, 1997 and 1998 are derived from Consolidated Financial Statements of Crusader not included in this Proxy Statement. This selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto.

                                                                       AT OR FOR THE YEAR ENDED JUNE 30,
                                                              ----------------------------------------------------
                                                                2000       1999       1998       1997       1996
                                                              --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
SELECTED RESULTS OF OPERATIONS:
  Interest income...........................................  $ 34,475   $ 21,896   $ 14,521   $  7,919   $ 4,973
  Interest expense..........................................    16,962     11,589      8,485      5,130     3,559
  Net interest income.......................................    17,513     10,307      6,036      2,789     1,414
  Provision for loan losses:
    Short-term consumer loans...............................     2,017        228          0          0         0
    Other loans.............................................     1,300        713        385         58        42
  Total non-interest income.................................     2,522      4,584      5,013      1,585       417
    Mortgage banking income.................................     1,634      3,969      4,712      1,074       417
  Total non-interest expenses...............................     5,811      6,147      4,747      2,862     1,616
    Core non-interest expenses..............................     3,467      2,742      2,067      1,680     1,616
    Mortgage banking expenses...............................     2,259      2,371      2,628        886         0
    Goodwill amortization...................................        85         84         52          0         0
    Loss on fraudulent money orders(1)......................         0        950          0          0         0
    SAIF special assessment(2)..............................         0          0          0        296         0
  Minority interest in earnings.............................       369        180         72         12         0
  Income tax expense(3).....................................     3,343      2,657      2,109        480        61
  Net income................................................     7,195      4,966      3,736        962       112
  Net income, excluding one-time charges(1)(2)..............     7,195      5,574      3,736      1,154       112

PER SHARE DATA (DILUTED):(3)
  Net income per share......................................      1.85       1.24       1.20       0.42      0.06
  Net income per share, excluding one-time Charges(1)(2)....      1.85       1.39       1.20       0.50      0.06
  Weighted average shares outstanding.......................     3,895      4,020      3,108      2,297     1,764

SELECTED BALANCE SHEET DATA:
  Total assets..............................................  $393,748   $307,280   $202,034   $117,093   $81,307
  Investment and mortgage-backed securities.................    40,705     31,213     17,551     22,343    22,097
  Loans held for sale.......................................     9,735     74,708     48,389      6,244     1,659
  Loans receivable, net.....................................   320,839    187,696    120,984     85,992    53,604
  Deposits..................................................   243,261    189,106    118,831     95,906    59,624
  Borrowings................................................   104,233     88,580     57,430     14,730    16,651
  Shareholders' notes.......................................         0          0          0      2,990     2,918
  Shareholders' equity(4)...................................    32,596     27,336     23,223      2,895     1,512

PERFORMANCE RATIOS:
  Return on average assets, excluding one-time
    Charges(1)(2)...........................................      2.08%      2.23%      2.24%      1.17%     0.17%
  Return on average assets..................................      2.08%      1.98%      2.24%      0.97%     0.17%
  Return on average invested capital, excluding one-time
    charges(1)(2)(5)........................................     24.26%     22.49%     30.17%     19.61%     2.53%
  Return on average invested capital(5).....................     24.26%     20.03%     30.17%     16.35%     2.53%
  Net yield on interest-earning assets......................      5.11%      4.23%      3.70%      2.89%     2.23%
  Non-interest expenses, excluding mortgage banking expenses
    and one-time charges, to average assets(2)..............      1.03%      1.13%      1.24%      1.70%     2.47%

                                                                       AT OR FOR THE YEAR ENDED JUNE 30,
                                                              ----------------------------------------------------
                                                                2000       1999       1998       1997       1996
                                                              --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
ASSET QUALITY RATIOS:
  Non-performing loans to total assets......................      0.72%      0.93%      0.67%      0.94%     1.19%
  Allowance for loan losses to total non-performing
    loans(6)................................................     95.97%     53.38%     63.39%     42.99%    44.28%
  Allowance for loan losses to net loans(6).................      0.87%      0.81%      0.71%      0.55%     0.80%

CAPITAL RATIOS:
  Crusader equity to assets.................................      8.28%      8.90%     11.49%      2.45%     1.86%
  Bank core capital ratio...................................      8.81%      8.87%     11.00%      5.12%     5.79%
  Bank risk-based capital ratio.............................     14.26%     14.92%     21.09%     10.81%    12.72%

------------------------------

(1) In December 1998, Crusader recorded a one-time charge for allegedly fraudulent money orders deposited by a Bank customer. Net of related tax effects, this reduced net income by $608,000 for the year ended June 30, 1999.

(2) In September 1996, the Company incurred a one-time SAIF assessment of $296,000 to recapitalize the fund. Net of related tax effects, this assessment reduced net income by $192,000 for the year ended June 30, 1997.

(3) Per share amounts have been adjusted to retroactively reflect prior stock dividends, including the 5% stock dividend payable on October 14, 1999 and the 5% stock dividend paid on August 28, 1998. Crusader adopted the provisions of SFAS No. 128, Earnings Per Share, which eliminates primary and fully diluted earnings per share in conjunction with the disclosure of the methodology used in computing earnings per share. Basic earnings per share exclude dilution and are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Prior periods' earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

(4) Crusader completed an initial public offering on February 13, 1998 resulting in the issuance of 1,150,000 shares of common stock totaling approximately $15.4 million, net of offering expenses.

(5) Invested capital is the sum of shareholders' notes and shareholders' equity.

(6) Excludes the loan loss allowance of $702,000 and $228,000 attributable to short-term consumer loans at June 30, 2000 and 1999, respectively, and net consumer loans outstanding of $6.5 million and $5.6 million.

CONSOLIDATED FINANCIAL STATEMENTS FOR CRUSADER AND REPORT OF INDEPENDENT
  CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Crusader Holding Corporation

    We have audited the accompanying consolidated balance sheets of Crusader Holding Corporation and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing principles generally accepted in the United States of America. Those principles require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crusader Holding Corporation and Subsidiary as of June 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
September 7, 2000

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
ASSETS
  Cash and due from banks...................................  $    486,000   $    790,000
  Interest-earning deposits.................................    12,846,000      5,266,000
                                                              ------------   ------------
    Cash and cash equivalents...............................    13,332,000      6,056,000
                                                              ------------   ------------
  Loans held for sale (estimated market value of $9,850,000
    and $77,623,000 at June 30, 2000 and 1999,
    respectively)...........................................     9,735,000     74,708,000
  Investment securities available-for-sale..................    26,312,000     20,454,000
  Mortgage-backed securities available-for-sale.............    14,393,000     10,759,000
  Loans receivable, net.....................................   320,839,000    187,696,000
  Accrued interest receivable...............................     2,326,000      2,379,000
  Other real estate owned...................................     1,149,000        315,000
  Premises and equipment, net...............................       773,000      1,068,000
  Deferred income taxes.....................................     1,913,000        841,000
  Goodwill, net.............................................     1,050,000      1,135,000
  Other assets..............................................     1,926,000      1,869,000
                                                              ------------   ------------
    Total assets............................................  $393,748,000   $307,280,000
                                                              ============   ============

LIABILITIES
  Deposits..................................................  $243,261,000   $189,106,000
  Advances from Federal Home Loan Bank......................    95,200,000     80,300,000
  Securities sold under agreements to repurchase............     5,000,000      8,280,000
  Other borrowings..........................................     4,033,000             --
  Advances from borrowers for taxes and insurance...........       696,000        505,000
  Other liabilities.........................................    12,676,000      1,523,000
                                                              ------------   ------------
    Total liabilities.......................................   360,866,000    279,714,000
                                                              ------------   ------------

MINORITY INTEREST...........................................       286,000        230,000
                                                              ------------   ------------
SHAREHOLDERS' EQUITY
  Preferred stock -- authorized, 5,000,000 shares of $0.01
    par value; none outstanding.............................            --             --
  Common stock -- authorized, 20,000,000 shares of $0.01 par value; 4,024,182 and 4,024,182 shares issued and
    3,865,087 and 3,983,337 outstanding at June 30, 2000 and
    1999, respectively......................................        40,240         40,240
  Class B common stock -- authorized, 500,000 shares of
    $0.01 par value; none issued............................            --             --
  Additional paid-in capital................................    23,521,510     23,521,510
  Retained earnings.........................................    11,822,250      4,627,250
  Treasury stock, 159,095 and 40,845 in 2000 and 1999 shares
    at cost.................................................    (1,390,000)      (368,000)
  Accumulated other comprehensive loss......................    (1,398,000)      (485,000)
                                                              ------------   ------------
    Total shareholders' equity..............................    32,596,000     27,336,000
                                                              ------------   ------------
    Total liabilities and shareholders' equity..............  $393,748,000   $307,280,000
                                                              ============   ============

        The accompanying notes are an integral part of these statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                             JUNE 30,
                                                              ---------------------------------------
                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
INTEREST INCOME
  Loans, including fees.....................................  $27,265,000   $19,987,000   $13,109,000
  Short-term consumer loans, including fees.................    4,135,000       348,000            --
  Investment securities, mortgage-backed securities and
    assets held for sale....................................    3,075,000     1,561,000     1,412,000
                                                              -----------   -----------   -----------
    Total interest income...................................   34,475,000    21,896,000    14,521,000
                                                              -----------   -----------   -----------
INTEREST EXPENSE
  Deposits..................................................   11,121,000     8,171,000     6,913,000
  Borrowed funds -- short-term..............................    1,946,000       623,000       598,000
  Borrowed funds -- long-term...............................    3,895,000     2,795,000       867,000
  Shareholders' notes.......................................           --            --       107,000
                                                              -----------   -----------   -----------
    Total interest expense..................................   16,962,000    11,589,000     8,485,000
                                                              -----------   -----------   -----------
    Net interest income.....................................   17,513,000    10,307,000     6,036,000

PROVISION FOR LOAN LOSSES
  Short-term consumer loans.................................    2,017,000       228,000            --
  Other loans...............................................    1,300,000       713,000       385,000
                                                              -----------   -----------   -----------
    Total provision for loan losses.........................    3,317,000       941,000       385,000
                                                              -----------   -----------   -----------
    Net interest income after provision for loan losses.....   14,196,000     9,366,000     5,651,000
                                                              -----------   -----------   -----------

NON-INTEREST INCOME
  Service charges and other fees on deposit accounts........      157,000       107,000       170,000
  Mortgage banking revenue..................................    1,634,000     3,969,000     4,712,000
  Other.....................................................      731,000       508,000       131,000
                                                              -----------   -----------   -----------
    Total non-interest income...............................    2,522,000     4,584,000     5,013,000
                                                              -----------   -----------   -----------

NON-INTEREST EXPENSES
  Employee compensation and benefits........................    1,655,000     1,276,000     1,076,000
  Data processing...........................................      150,000       150,000       109,000
  Federal insurance premiums................................       96,000        88,000        63,000
  Occupancy and equipment...................................      364,000       361,000       320,000
  Professional fees.........................................      373,000       196,000       102,000
  Mortgage banking expenses.................................    2,259,000     2,371,000     2,628,000
  Goodwill amortization.....................................       85,000        84,000        52,000
  Loss on fraudulent money orders...........................           --       950,000            --
  Other operating...........................................      829,000       671,000       397,000
                                                              -----------   -----------   -----------
    Total non-interest expenses.............................    5,811,000     6,147,000     4,747,000
                                                              -----------   -----------   -----------
    Income before income tax expense........................   10,907,000     7,803,000     5,917,000

INCOME TAX EXPENSE..........................................    3,343,000     2,657,000     2,109,000
                                                              -----------   -----------   -----------
    Income before minority interest.........................    7,564,000     5,146,000     3,808,000
Minority interest...........................................      369,000       180,000        72,000
                                                              -----------   -----------   -----------
    NET INCOME..............................................  $ 7,195,000   $ 4,966,000   $ 3,736,000
                                                              ===========   ===========   ===========
Net income per share -- basic...............................  $      1.85   $      1.24   $      1.21
                                                              ===========   ===========   ===========
Net income per share -- diluted.............................  $      1.85   $      1.24   $      1.20
                                                              ===========   ===========   ===========
Weighted average shares outstanding -- basic................    3,895,000     4,016,000     3,095,000
                                                              ===========   ===========   ===========
Weighted average shares outstanding -- diluted..............    3,895,000     4,020,000     3,108,000
                                                              ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       RETAINED      ACCUMULATED
                                       ADDITIONAL      EARNINGS         OTHER                          TOTAL
                             COMMON      PAID-IN     (ACCUMULATED   COMPREHENSIVE     TREASURY     SHAREHOLDERS'   COMPREHENSIVE
                             STOCK       CAPITAL       DEFICIT)     INCOME (LOSS)       STOCK         EQUITY           INCOME
                            --------   -----------   ------------   --------------   -----------   -------------   --------------
Balance at July 1, 1997...  $10,850    $ 2,065,900   $   864,250     $   (46,000)    $        --    $ 2,895,000
Net income................       --             --     3,736,000              --              --      3,736,000      $3,736,000
Contributions.............      900        251,100            --              --              --        252,000
2-to-1 stock split........   11,750             --       (11,750)             --              --             --
Issuance of common stock
  for minority interest
  acquisition.............    1,500        888,500            --              --              --        890,000
Net proceeds of initial
  public offering.........   12,000     15,392,000            --              --              --     15,404,000
5% stock dividend.........    1,325      3,009,925    (3,011,250)             --              --             --
Other comprehensive
  income, net of taxes....       --             --            --          46,000              --         46,000          46,000
                                                                                                                     ----------
Total comprehensive income                                                                                           $3,782,000
                            -------    -----------   -----------     -----------     -----------    -----------      ==========
Balance at June 30,
  1998....................   38,325     21,607,425     1,577,250              --              --     23,223,000
Purchase of treasury
  stock...................       --             --            --              --        (368,000)      (368,000)
Net income................       --             --     4,966,000              --              --      4,966,000      $4,966,000
Other comprehensive loss,
  net of taxes............       --             --            --        (485,000)             --       (485,000)       (485,000)
                                                                                                                     ----------
Total comprehensive income                                                                                           $4,481,000
                                                                                                                     ==========
5% stock dividend.........    1,915      1,914,085    (1,916,000)             --              --             --
                            -------    -----------   -----------     -----------     -----------    -----------
Balance at June 30,
  1999....................   40,240     23,521,510     4,627,250        (485,000)       (368,000)    27,336,000
Purchase of treasury
  stock...................       --             --            --              --      (1,022,000)    (1,022,000)
Net income................       --             --     7,195,000              --              --      7,195,000      $7,195,000
Other comprehensive loss,
  net of taxes............       --             --            --        (913,000)             --       (913,000)       (913,000)
                                                                                                                     ----------
Total comprehensive income                                                                                           $6,282,000
                            -------    -----------   -----------     -----------     -----------    -----------      ==========
Balance at June 30,
  2000....................  $40,240    $23,521,510   $11,822,250     $(1,398,000)    $(1,390,000)   $32,596,000
                            =======    ===========   ===========     ===========     ===========    ===========

         The accompanying notes are an integral part of this statement.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               JUNE 30,
                                                             ---------------------------------------------
                                                                 2000            1999            1998
                                                             -------------   -------------   -------------
OPERATING ACTIVITIES
  Net income...............................................  $   7,195,000   $   4,966,000   $   3,736,000
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities
  Amortization of premiums and discounts on loans,
    mortgage-backed securities and investments.............       (176,000)        (48,000)        201,000
  Provision for loan losses................................      3,317,000         713,000         385,000
  Provisions for fraudulent money orders...................             --         950,000              --
  Net gain on sale of loans held for sale..................     (1,634,000)     (3,969,000)     (3,012,000)
  Amortization of goodwill.................................         85,000          84,000          52,000
  Depreciation and amortization of premises and
    equipment..............................................        250,000         240,000         176,000
  Proceeds from sale of loans held for sale................     69,028,000     291,299,000     195,892,000
  Originations of loans held for sale......................    (44,766,000)   (313,649,000)   (235,025,000)
  Decrease (increase) in accrued interest receivable.......         53,000      (1,007,000)       (557,000)
  Increase in deferred income taxes........................     (1,072,000)       (232,000)       (130,000)
  Increase (decrease) in other liabilities.................     11,153,000        (500,000)      1,790,000
  Other, net...............................................        (57,000)     (2,287,000)       (620,000)
                                                             -------------   -------------   -------------
    Net cash provided by (used in) operating activities....     43,376,000     (23,440,000)    (37,112,000)
                                                             -------------   -------------   -------------

INVESTING ACTIVITIES
  Net increase in loans....................................    (95,896,000)    (67,740,000)    (35,377,000)
  Purchase of investment securities available-for-sale.....     (4,790,000)    (18,151,000)     (2,000,000)
  Purchase of mortgage-backed securities
    available-for-sale.....................................     (6,505,000)     (7,561,000)     (4,661,000)
  Repayments of principal on investment securities
    available-for-sale.....................................             --       1,000,000       3,527,000
  Repayments of principal on mortgage-backed securities,
    available-for-sale.....................................      1,406,000       4,905,000       5,959,000
  Proceeds from sale of mortgage-backed securities
    available-for-sale.....................................             --       5,287,000       1,915,000
  Proceeds from sale of property acquired through loan
    foreclosure actions....................................        935,000         273,000         111,000
  Purchases of premises and equipment......................       (283,000)       (315,000)       (472,000)
                                                             -------------   -------------   -------------
    Net cash used in investing activities..................   (105,133,000)    (82,302,000)    (30,998,000)
                                                             -------------   -------------   -------------
FINANCING ACTIVITIES
  Net increase in deposits.................................     54,155,000      70,275,000      22,925,000
  Advances from Federal Home Loan Bank, net................      9,900,000         650,000      17,700,000
  Proceeds from long-term FHLB advances....................      5,000,000      30,500,000      25,000,000
  Increase in advance payments by borrowers for taxes and
    insurance..............................................        191,000          71,000         164,000
  (Repayments) from notes payable..........................             --              --      (2,990,000)
  Repayment of securities sold under agreements to
    repurchase.............................................     (3,280,000)             --              --
  Proceeds from other borrowings...........................      4,033,000              --              --
  Purchase of treasury stock...............................     (1,022,000)       (368,000)             --
  Increase (decrease) in minority interest.................         56,000              --              --
  Capital contributions....................................             --              --         252,000
  Proceeds from initial public offering....................             --              --      15,404,000
                                                             -------------   -------------   -------------
    Net cash provided by financing activities..............     69,033,000     101,128,000      78,455,000
                                                             -------------   -------------   -------------
    Net increase (decrease) in cash and cash equivalents...      7,276,000      (4,614,000)     10,345,000
Cash and cash equivalents at beginning of year.............      6,056,000      10,670,000         325,000
                                                             -------------   -------------   -------------
Cash and cash equivalents at end of year...................  $  13,332,000   $   6,056,000   $  10,670,000
                                                             =============   =============   =============

        The accompanying notes are an integral part of these statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Crusader Holding Corporation (the Company) is the holding company for its wholly-owned subsidiary, Crusader Savings Bank (the Bank), a federally chartered savings bank. See note B for additional information regarding majority and wholly-owned subsidiaries of the Bank. The Bank activities are conducted primarily in the metropolitan Philadelphia area. Nonconforming credit operations are conducted principally in the Eastern portion of the United States while secured property tax lien activities are currently concentrated in the states of New Jersey and Connecticut.

    The Bank competes with other banking and financial institutions in its primary market communities. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions and money market funds actively compete for savings and time deposits and for types of loans. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms, may be considered competitors of the Bank with respect to one or more of the services it renders.

    The Bank is subject to regulations of certain state and federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

1. BASIS OF FINANCIAL STATEMENT PRESENTATION AND REPORTING ENTITY

    The accounting and reporting policies of the Company conform with generally accepted accounting principles and practices within the banking industry, with respect to the Bank. All intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank.

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets and the reported amount of revenues and expenses during the reported period. Therefore, actual results could differ from those estimates.

    The principal estimates that are susceptible to significant change in the near term relates to the allowance for loan losses and goodwill. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

    The outstanding goodwill resulted from the purchase of the remaining interest of Crusader Mortgage Corporation. If the anticipated benefits from such purchase are not derived, estimated amortization may increase and/or change for impairment may be recognized.

    The Company follows the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 130, Reporting of Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (CONTINUED)
2. FINANCIAL INSTRUMENTS

    The FASB issued SFAS No. 107, Disclosures about Fair Value of Financial Instruments, which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, mortgage-backed securities, loans, deposits and borrowings.

3. LOANS HELD FOR SALE

    Included in loans held for sale are any loans which the Bank believes may be involved in interest rate risk management or other decisions which might reasonably result in such loans not being held until maturity. Any such conforming loans are transferred to loans held for sale and valued at the lower of aggregate cost or market, including considering of forward commitments to sell, until ultimate disposition.

    The FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS
No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial position or results of operations.

4. INVESTMENT AND MORTGAGE-BACKED SECURITIES

    Investments in securities are classified in one of two categories: held-to-maturity and available-for-sale. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Bank does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from the determination of net income. Gains or losses on disposition are based on the net proceeds and cost of the securities sold, adjusted for amortization of premiums and accretion of discounts, using the specific identification method.

    The Company entered into interest rate swap agreements to manage its sensitivity to interest rate risk. For interest rate risk management swap agreements, interest income or interest expense is accrued over the terms of the agreements and transaction fees are deferred and amortized to interest income or expense over the terms of the agreements. The fair value of interest rate swap agreements used for interest rate risk management are not recognized in the consolidated financial statements.

    In June 1999, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity. Subsequent to SFAS No. 133, the FASB issued SFAS No. 137, which amended the effective date of SFAS No. 133 to be all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

    In June 2000, SFAS No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133 was issued. SFAS No. 138 amends SFAS No. 133

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) for the following items: normal purchases and normal sales exception, hedging the benchmark interest rate, hedging recognized foreign currency-denominated debt instruments and hedging with intercompany derivatives. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133. The Company has reviewed the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138 and has determined that the fair market value for derivatives held is approximately $91,600 at June 30, 2000.

5. LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and reduced by an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

    Management establishes reserves against interest accruals on loans when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions, collection efforts and collateral, that the borrower's financial condition is such that collection of interest is doubtful. Additionally, uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

    The Bank follows SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

6. LOAN FEES

    The Bank defers loan fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the interest method.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (CONTINUED)
7. SHORT-TERM CONSUMER LOANS

    In April, 2000, the Bank began making short-term consumer loans pursuant to a Marketing and Servicing Agreement with NCAS of Pennsylvania, LLC (NCAS) which in September 1999 became a subsidiary of Advance America, Cash Advance
Centers, Inc., an entity that has substantial experience in originating short-term consumer loans. In connection with these loans, the Bank advances up to $600 with the loan due date coinciding with the borrower's next payday or date of receipt of a recurring payment. A fee is collected for each advance. This fee is recognized as interest at the time of the disbursement of the funds to the borrower, net of fees to NCAS. The Bank records an allowance for short-term loan losses which is established through a provision for short term loan losses charged to expenses. Short-term consumer loans are generally charged against the allowance when a payment has not been collected within 75 days of the due date or when management believes that the collectiblity is unlikely. The provision recorded is based upon an established percentage of actual charge-offs experience relative to loan volume. The outstanding balance (net of the allowance for short-term loans of $702,000 and $228,000, respectively) at June 30, 2000 and 1999 is $6,500,000 and $4,800,000, respectively, and is included in loans receivable on the consolidated balance sheet.

8. OTHER REAL ESTATE OWNED

    Other real estate owned (OREO), representing property acquired through foreclosure of loans or secured property tax liens, is recorded at the lower of cost or estimated fair market value, less costs of disposal. When property is acquired, the excess, if any, of the loan balance over fair market value is charged to the allowance for possible loan losses. Periodically thereafter, the asset is reviewed for subsequent declines in the estimated fair market value. Subsequent declines, if any, and holding costs, as well as gains and losses on subsequent sale, are included in the consolidated statements of operations.

9. GOODWILL

    Goodwill resulted from the acquisition of the minority interest of Crusader Mortgage Corporation (CMC) and is being amortized on a straight-line basis over approximately 15 years.

10. PREMISES AND EQUIPMENT

    Premises and equipment are carried at cost. Depreciation and amortization are generally computed on the straight-line method over the estimated useful lives of the assets.

    The FASB issued, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. At June 30, 2000 and 1999, the Company and the Bank had no such long-lived assets.

11. EMPLOYEE BENEFIT PLANS

    The Company has certain employee benefit plans covering substantially all employees. The Company accrues such costs as incurred.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (CONTINUED)
    The Company accounts for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and EPS, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plan is accounted for under APB Opinion No. 25.

12. INCOME TAXES

    The Bank and its subsidiaries are included in the consolidated federal income tax return of the Company. The Company is a party to a tax sharing agreement with the Bank. Under the terms of the agreement, the Bank's share of consolidated tax is computed on a separate company basis.

    Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan losses, deferred loan fees and interest reserves. The Company's effective income tax rate differs from the federal statutory rate primarily as a result of state income taxes, net of federal benefit, lower rate brackets and tax-exempt income.

13. NET INCOME PER SHARE

    The Company follows the provisions of SFAS No. 128, Earnings Per Share, which eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (CONTINUED)
14. SUPPLEMENTAL CASH FLOW INFORMATION

    The Company and the Bank consider cash on hand, amounts due from banks and federal funds sold as cash equivalents. Generally, federal funds are purchased and sold for one-day periods. Other supplemental cash flow information is as follows:

                                                                JUNE 30,
                                                 --------------------------------------
                                                    2000          1999          1998
                                                 -----------   -----------   ----------
Cash payments for interest.....................  $16,951,000   $11,684,000   $8,306,000
Cash payments for income taxes.................      344,000       875,000    1,710,000
Transfer of loans into property acquired
  through loan foreclosure actions.............    1,670,000       315,000      111,000
Issuance of stock, for purchase of minority
  interest.....................................           --            --      890,000

15. ADVERTISING COSTS

    It is the Company's policy to expense advertising costs in the period in which they are incurred. Advertising expense for June 30, 2000, 1999 and 1998 was approximately $26,000, $26,000 and $25,000, respectively.

16. RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B -- BANK SUBSIDIARIES

    The Bank has one majority-owned subsidiary and two wholly-owned subsidiaries. They are as follows:

1. CRUSADER MORTGAGE CORPORATION

    In July 1996, the Bank formed CMC for pursuing the origination and acquisition for resale of non-conforming mortgages. Initially, the Bank maintained a 51% controlling interest in CMC, which was subsequently increased to 67.5% in September 1998 and 100% effective November 30, 1998. Effective December 31, 2000, the mortgage banking activities of CMC were consolidated into the Bank's mortgage banking business. The additional interest purchased in September 1998 was purchased for $155,000. The remaining interest purchased in November was exchanged for 150,000 shares of the common stock of the Company and the payment of accrued compensation of $250,000 to the former minority shareholder. These transactions were accounted for under the purchase method of accounting. A total of $1,271,000 of goodwill was recorded and is being amortized over a 15-year period. The agreement further requires that the minority shareholder's shares of common stock be escrowed for three years, with a portion of such shares released on each of three designated dates, and provides for the granting of an irrevocable proxy pursuant to which the shares will be voted in the same proportion as the other outstanding shares of common stock are voted. The agreement also contains certain indemnities in favor of the Company, the Bank, and CMC, and prohibits the minority shareholder from competing with the Company for a period of three years.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE B -- BANK SUBSIDIARIES  -- (CONTINUED)
2. OTHER

    Crusader Servicing Corporation, a 60% owned subsidiary that commenced operations in August 1996, acquires, through auction, delinquent property tax liens in certain jurisdictions, assuming a lien position that is generally superior to any mortgage liens on the property and obtaining certain foreclosure rights as defined by local statute. Quest Holding Corporation, a wholly-owned subsidiary, periodically holds title to the real estate holdings of the Bank acquired through foreclosure, pending resale of such property. Asset Investment Corporation, a wholly owned subsidiary, holds the title to the Bank's multi-family and commercial loan portfolios. Crusader Mortgage Corporation of Delaware (CMC of Delaware), a 51% owned subsidiary that commenced operations in October 1998, had maintained a conforming and nonconforming residential mortgage lending operation in Wilmington, Delaware. National Chinese Mortgage (NCM), a 51% owned subsidiary that commenced operations in December 1998, marketed loans on an affinity group basis to the U.S. Chinese community. CMC of Delaware and NCM were closed in September of 2000 and all remaining operations were transferred into the Bank.

NOTE C -- LOANS HELD FOR SALE

    Loans held for sale are as follows:

                                                                     JUNE 30, 2000
                                                   -------------------------------------------------
                                                                  GROSS        GROSS
                                                                UNREALIZED   UNREALIZED      FAIR
                                                      COST        GAINS        LOSSES       VALUE
                                                   ----------   ----------   ----------   ----------
  Residential mortgage loans.....................  $9,735,000    $115,000    $      --    $9,850,000
                                                   ==========    ========    =========    ==========

                                                                   JUNE 30, 1999
                                                ---------------------------------------------------
                                                                GROSS        GROSS
                                                              UNREALIZED   UNREALIZED      FAIR
                                                   COST         GAINS        LOSSES        VALUE
                                                -----------   ----------   ----------   -----------
  Residential mortgage loans..................  $74,708,000   $2,915,000   $      --    $77,623,000
                                                ===========   ==========   =========    ===========

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE D -- INVESTMENT SECURITIES

    The amortized cost, unrealized gains and losses, and fair market value of the Bank's available-for-sale and mortgage-backed securities are as follows:

                                                                  JUNE 30, 2000
                                               ----------------------------------------------------
                                                               GROSS         GROSS
                                                             UNREALIZED   UNREALIZED       FAIR
                                                  COST         GAINS        LOSSES         VALUE
                                               -----------   ----------   -----------   -----------
Investment securities
  U.S. Government agencies...................  $11,144,000   $     --     $  (719,000)  $10,425,000
  Other......................................   10,193,000         --        (791,000)    9,402,000
  FHLB stock.................................    6,485,000         --              --     6,485,000
                                               -----------   ----------   -----------   -----------
                                                27,822,000         --      (1,510,000)   26,312,000

Mortgage-backed securities...................   14,969,000         --        (576,000)   14,393,000
                                               -----------   ----------   -----------   -----------
                                               $42,791,000   $     --     $(2,086,000)  $40,705,000
                                               ===========   ==========   ===========   ===========

                                                                    JUNE 30, 1999
                                                 ---------------------------------------------------
                                                                 GROSS        GROSS
                                                               UNREALIZED   UNREALIZED      FAIR
                                                    COST         GAINS        LOSSES        VALUE
                                                 -----------   ----------   ----------   -----------
Investment securities
  U.S. Government agencies.....................  $ 8,487,000     $    --    $(267,000)   $ 8,220,000
  Other........................................    7,932,000      40,000     (216,000)     7,756,000
  FHLB stock...................................    4,478,000          --           --      4,478,000
                                                 -----------     -------    ---------    -----------
                                                  20,897,000      40,000     (483,000)    20,454,000

Mortgage-backed securities.....................   11,073,000       3,000     (317,000)    10,759,000
                                                 -----------     -------    ---------    -----------
                                                 $31,970,000     $43,000    $(800,000)   $31,213,000
                                                 ===========     =======    =========    ===========

    The amortized cost and fair market value of investment and mortgage-backed securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    JUNE 30, 2000
                                                                 AVAILABLE-FOR-SALE
                                                              -------------------------
                                                               AMORTIZED       FAIR
                                                                 COST          VALUE
                                                              -----------   -----------
Investment securities
  Due after one year through five years.....................  $ 2,886,000   $ 2,865,000
  Due after five years through ten years....................    3,493,000     3,306,000
  Due after ten years.......................................   14,958,000    13,656,000
Mortgage-backed securities..................................   14,969,000    14,393,000
FHLB stock..................................................    6,485,000     6,485,000
                                                              -----------   -----------
                                                              $42,791,000   $40,705,000
                                                              ===========   ===========

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE E -- MORTGAGE-BACKED SECURITIES

    The amortized cost, unrealized gains and losses, and fair market values of the Bank's available-for-sale securities are summarized as follows:

                                                                    JUNE 30, 2000
                                                 ---------------------------------------------------
                                                                 GROSS        GROSS
                                                  AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                    COST         GAINS        LOSSES        VALUE
                                                 -----------   ----------   ----------   -----------
Available-for-sale
  FHLMC certificates...........................  $   650,000   $     --     $ (20,000)   $   630,000
  GNMA certificates............................    2,428,000         --       (55,000)     2,373,000
  FNMA certificates............................   11,891,000         --      (501,000)    11,390,000
                                                 -----------   ----------   ---------    -----------
                                                 $14,969,000   $     --     $(576,000)   $14,393,000
                                                 ===========   ==========   =========    ===========

                                                                    JUNE 30, 1999
                                                 ---------------------------------------------------
                                                                 GROSS        GROSS
                                                               UNREALIZED   UNREALIZED      FAIR
                                                    COST         GAINS        LOSSES        VALUE
                                                 -----------   ----------   ----------   -----------
Available-for-sale
  FHLMC certificates...........................  $ 1,146,000     $3,000     $ (11,000)   $ 1,138,000
  GNMA certificates............................      752,000         --       (10,000)       742,000
  FNMA certificates............................    9,175,000         --      (296,000)     8,879,000
                                                 -----------     ------     ---------    -----------
                                                 $11,073,000     $3,000     $(317,000)   $10,759,000
                                                 ===========     ======     =========    ===========

    Proceeds from the sale of mortgage-backed securities were $ -- 0-, $5,287,000 and $1,915,000 at June 30, 2000, 1999 and 1998, respectively.

NOTE F -- LOANS RECEIVABLE

    Loans receivable are as follows:

                                                                    JUNE 30,
                                                           ---------------------------
                                                               2000           1999
                                                           ------------   ------------
Residential one-to-four family mortgage loans............  $156,879,000   $ 77,775,000
Multi-family mortgage loans..............................    26,681,000     24,883,000
Construction loans.......................................     2,234,000      4,775,000
Commercial mortgage loans................................    99,207,000     59,964,000
Secured property tax liens...............................    27,160,000     13,153,000
Short-term consumer loans................................     7,203,000      5,802,000
Consumer loans--other....................................     4,308,000      3,176,000
                                                           ------------   ------------
    Total loans..........................................   323,672,000    189,528,000
  Deferred loan fees and unearned discounts or
    premiums.............................................       606,000        (81,000)
  Allowance for possible loan losses.....................    (3,439,000)    (1,751,000)
                                                           ------------   ------------
    Net loans............................................  $320,839,000   $187,696,000
                                                           ============   ============

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE F -- LOANS RECEIVABLE  -- (CONTINUED)
    The Bank had loans outstanding which were secured by real estate and/or deposit accounts to directors and officers of $7,245,000 and $2,949,000 at June 30, 2000 and 1999, respectively. During 2000, $4,862,000 of new loans were made and repayments totaled $566,000. Management of the Bank is of the opinion that these loans were made in the ordinary course of business and on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility or present other unfavorable features.

    Included in loans receivable are non-accrual loans past due 90 days or more in the amounts of $2,725,000 and $2,013,000 at June 30, 2000 and 1999,
respectively. If interest income had been recorded on all non-accrual loans had they been current in accordance with their original terms, income would have increased for the years ended June 30, 2000, 1999 and 1998 by approximately $266,000, $157,000 and $57,000 respectively.

    Also included in loans receivable are loans past due 90 days or more and accruing in the amount of $127,000 and $840,000 at June 30, 2000 and 1999, respectively, which have not been classified as non-accrual due to management's belief that the loans are well-secured and in the process of collection.

    There were no impaired loans at June 30, 2000 and 1999.

    Activity in the allowance for loan losses (including short-term consumer loans) was as follows:

                                                                    YEAR ENDED JUNE 30,
                                                            -----------------------------------
                                                               2000          1999        1998
                                                            -----------   ----------   --------
Balance, beginning of year................................  $ 1,751,000   $  857,000   $472,000
Provision for loan losses.................................    3,317,000      941,000    385,000
Charge-offs...............................................   (1,629,000)     (47,000)        --
                                                            -----------   ----------   --------
Balance, end of year......................................  $ 3,439,000   $1,751,000   $857,000
                                                            ===========   ==========   ========

NOTE G -- PREMISES AND EQUIPMENT

    Premises and equipment are as follows:

                                                                                JUNE 30,
                                                           ESTIMATED     -----------------------
                                                         USEFUL LIVES       2000         1999
                                                         -------------   ----------   ----------
Furniture, fixtures and equipment......................  5 to 10 years   $1,250,000   $1,783,000
Less accumulated depreciation..........................                    (477,000)    (715,000)
                                                                         ----------   ----------
                                                                         $  773,000   $1,068,000
                                                                         ==========   ==========

    Depreciation expense for the years ended June 30, 2000, 1999 and 1998 was approximately $250,000, $240,000 and $176,000, respectively.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE H -- DEPOSITS

    Deposits are as follows:

                                                                     JUNE 30,
                                                 -------------------------------------------------
                                                          2000                      1999
                                                 -----------------------   -----------------------
                                                 WEIGHTED                  WEIGHTED
                                                 INTEREST                  INTEREST
                                                   RATE        AMOUNT        RATE        AMOUNT
                                                 --------   ------------   --------   ------------
Demand.........................................      --%    $  5,112,000       --%    $  6,117,000
Money market NOW and Super NOW.................    3.50       11,862,000     4.32       14,036,000
Passbook and statement savings.................    2.75        1,831,000     2.75        1,427,000
                                                            ------------              ------------
                                                              18,805,000                21,580,000
Time deposits..................................    6.29      224,456,000     5.11      167,526,000
                                                            ------------              ------------
                                                            $243,261,000              $189,106,000
                                                            ============              ============

    At June 30, 2000, the scheduled maturities of time deposits are as follows:

2001........................................................  $160,568,000
2002........................................................    53,796,000
2003........................................................     5,740,000
2004........................................................     3,166,000
2005 and thereafter.........................................     1,186,000
                                                              ------------
                                                              $224,456,000
                                                              ============

    Included in deposits as of June 30, 2000 and 1999 are deposits greater than $100,000 of approximately $183,688,000 and $93,111,000, respectively.

NOTE I -- BORROWINGS

    Advances from the Federal Home Loan Bank of Pittsburgh (FHLB), which generally have maturities of less than one year, are as follows:

                                                                       JUNE 30,
                                                        ---------------------------------------
                                                           2000          1999          1988
                                                        -----------   -----------   -----------
Advances outstanding at end of period.................  $34,700,000   $24,800,000   $24,150,000
Interest rate at end of period........................         7.08%         5.51%         5.68%
Approximate average amount outstanding................   42,604,000    12,149,000    14,253,000
Maximum month-end balance.............................   67,700,000    44,700,000    43,500,000
Approximate weighted average rate.....................         6.15%         5.65%         5.89%

    At June 30, 2000 and 1999, long term advances from the FHLB totaled $60,500,000 and $55,500,000, respectively. These advances are collateralized by certain first mortgage loans and mortgage-backed securities. At June 30, 2000 and 1999, long-term securities sold under agreements to repurchase totaled $5,000,000 and $8,280,000, respectively. These repurchase agreements are collateralized by certain mortgage-backed securities.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE I -- BORROWINGS  -- (CONTINUED)
    At June 30, 2000, outstanding long-term securities sold under agreements to repurchase and advances from the FHLB mature as follows:

                                                         SECURITIES SOLD
                                                         UNDER AGREEMENTS
                                                          TO REPURCHASE     FHLB ADVANCES
                                                         ----------------   -------------
2001...................................................      $       --      $        --
2002...................................................       5,000,000               --
2003...................................................              --        3,000,000
2004...................................................              --               --
2005...................................................              --               --
Thereafter.............................................              --       57,500,000
                                                             ----------      -----------
                                                             $5,000,000      $60,500,000
                                                             ==========      ===========

    Other borrowings at June 30, 2000 consist of $1,433,000 under an open-ended line of credit secured by certain marketable securities and $2,600,000 under a $3.5 million line of credit that matures on June 16, 2003. The interest rate on the open-ended line of credit was 7.75% at June 30, 2000, which fluctuates with changes in the broker call rate. The interest rate on the $3.5 million line of credit is at prime minus 1/2%, and at June 30, 2000 was 9.00%.

NOTE J -- INCOME TAXES

    The provision for income taxes is as follows:

                                                                   YEAR ENDED JUNE 30,
                                                           ------------------------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------
Current
  Federal................................................  $3,966,000   $2,743,000   $2,034,000
  State and local........................................      39,000      146,000      228,000
                                                           ----------   ----------   ----------
    Total current........................................   4,005,000    2,889,000    2,262,000
                                                           ----------   ----------   ----------
Deferred
  Federal................................................    (662,000)    (232,000)    (153,000)
                                                           ----------   ----------   ----------
    Total deferred.......................................    (662,000)    (232,000)    (153,000)
                                                           ----------   ----------   ----------
                                                           $3,343,000   $2,657,000   $2,109,000
                                                           ==========   ==========   ==========

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE J -- INCOME TAXES  -- (CONTINUED)
    The reconciliation of the statutory federal income tax provision to the actual tax provision is as follows:

                                                                   YEAR ENDED JUNE 30,
                                                           ------------------------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------
Statutory federal income tax.............................  $3,634,000   $2,592,000   $1,987,000
State and local income taxes, net of federal impact......      26,000       96,000      165,000
Tax-exempt income........................................    (139,000)     (77,000)     (25,000)
Goodwill amortization....................................      29,000       29,000       18,000
Other, net...............................................    (207,000)      17,000      (36,000)
                                                           ----------   ----------   ----------
  Income tax provision...................................  $3,343,000   $2,657,000   $2,109,000
                                                           ==========   ==========   ==========

    Deferred tax assets and liabilities consist of the following:

                                                                    JUNE 30,
                                                              ---------------------
                                                                 2000        1999
                                                              ----------   --------
Deferred tax assets
  Interest reserve..........................................  $   97,000   $104,000
  Provision for loan losses.................................   1,128,000    492,000
  Unrealized loss on securities available-for-sale..........     688,000    278,000
  Basis of property and equipment...........................          --    (33,000)
                                                              ----------   --------
    Net deferred tax asset..................................  $1,913,000   $841,000
                                                              ==========   ========

NOTE K -- SHAREHOLDERS' EQUITY

    On September 14, 1999, the Company declared a 5% stock dividend payable October 14, 1999 to shareholders of record on October 6, 1999. On September 22, 1999, the Company approved a stock repurchase plan for up to 100,000 shares of common stock. Repurchases can be from time to time in open market transactions, block purchases, privately registered transactions or otherwise at prevailing market prices. No time limit has been set for the completion of this program. The Company had previously completed a stock repurchase plan for 107,900 shares that was approved on April 9, 1999. At June 30, 2000 and 1999, the Company had repurchased a total of 159,095 and 40,845 shares at a cost of $1,390,000 and $368,000, respectively.

    On July 28, 1998, the Company declared a 5% stock dividend payable August 28, 1998 to shareholders of record on August 21, 1998.

    The Company completed its initial public offering on February 13, 1998 (March 11, 1998 with respect to the over-allotment shares) aggregating 1,150,000 shares (the Shares) of common stock, $0.01 par value. The initial public offering price of the Shares was $15.00 ($13.61 as adjusted for subsequent stock dividends). The net proceeds received by the Company in connection with the public offering were approximately $15,404,000. Total offering costs approximated $1,800,000, including underwriting discounts.

    On December 8, 1997, the Company declared a two for one stock split effected in the form of a 100% stock dividend. The Company also amended and restated its Articles of Incorporation whereby

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE K -- SHAREHOLDERS' EQUITY -- (CONTINUED) the Company is authorized to issue 20,000,000 shares of capital stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. Under the Company's amended Articles of Incorporation, the Board of Directors of the Company may, from time to time, authorize the shares of preferred stock, in one or more series.

NOTE L -- EARNINGS PER SHARE

    The Company's calculation of earnings per share in accordance with SFAS No. 128 is as follows:

                                                                     YEAR ENDED JUNE 30, 2000
                                                              --------------------------------------
                                                                                              PER
                                                                INCOME         SHARES        SHARE
                                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                              -----------   -------------   --------
Basic earnings per share
  Net income available to common shareholders...............  $7,195,000      3,895,000      $1.85
Effect of dilutive securities
  Options...................................................          --             --         --
                                                              ----------      ---------      -----
Diluted earnings per share
  Net income available to common shareholders plus assumed
    conversions.............................................  $7,195,000      3,895,000      $1.85
                                                              ==========      =========      =====

    Options to purchase 130,312 shares of common stock from $7.75 to $13.61 per share were outstanding during 2000. They were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

                                                                     YEAR ENDED JUNE 30, 1999
                                                              --------------------------------------
                                                                                              PER
                                                                INCOME         SHARES        SHARE
                                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                              -----------   -------------   --------
Basic earnings per share
  Net income available to common shareholders...............  $4,966,000      4,016,000      $1.24
Effect of dilutive securities
  Options...................................................          --          4,000         --
                                                              ----------      ---------      -----
Diluted earnings per share
  Net income available to common shareholders plus assumed
    conversions.............................................  $4,966,000      4,020,000      $1.24
                                                              ==========      =========      =====

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE L -- EARNINGS PER SHARE  -- (CONTINUED)
    Options to purchase 85,113 shares of common stock from $11.31 to $13.61 per share were outstanding during 1999. They were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

                                                                     YEAR ENDED JUNE 30, 1998
                                                              --------------------------------------
                                                                                              PER
                                                                INCOME         SHARES        SHARE
                                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                              -----------   -------------   --------
Basic earnings per share
  Net income available to common shareholders...............  $3,736,000      3,095,000      $1.21
Effect of dilutive securities
  Options...................................................          --         13,000      (0.01)
                                                              ----------      ---------      -----
Diluted earnings per share
  Net income available to common shareholders plus assumed
    conversions.............................................  $3,736,000      3,108,000      $1.20
                                                              ==========      =========      =====

NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
  CONCENTRATIONS OF CREDIT RISK

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

    Financial instruments, the contract amounts of which represent credit risk, include commitments to originate loans of $5,962,000 and $8,239,000 at June 30, 2000 and 1999, respectively, as follows:

                                                         2000                      1999
                                                -----------------------   -----------------------
                                                              VARIABLE                  VARIABLE
                                                FIXED RATE      RATE      FIXED RATE      RATE
                                                ----------   ----------   ----------   ----------
First mortgage loans..........................  $3,158,000   $1,632,000   $1,417,000   $1,447,000
Commercial real estate and multi-family
  mortgages...................................     176,000      960,000           --    5,375,000
                                                ----------   ----------   ----------   ----------
                                                $3,334,000   $2,592,000   $1,417,000   $6,822,000
                                                ==========   ==========   ==========   ==========

    Fees received in connection with these commitments have not been recognized in income.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE M -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
  CONCENTRATIONS OF CREDIT RISK -- (CONTINUED) are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of the collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held generally includes residential and some commercial property.

    The Bank loan portfolio consists primarily of one-to-four family residential and commercial real estate loans in the metropolitan Philadelphia area, primarily Delaware, Montgomery, Philadelphia, Bucks and Chester counties in Pennsylvania, as well as southern New Jersey and northern Delaware. The Bank offers both fixed and adjustable rates of interest on these loans which have amortization terms ranging to 30 years. The loans are generally originated on the basis of up to an 80% loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that residential real estate values in the primary lending area will deteriorate, thereby potentially impairing collateral values. However, management believes that residential real estate values are presently stable in its primary lending area and that loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company uses swaps as part of its asset and liability management process with the objective during the past year of converting fixed rate certificates of deposit into LIBOR based floating rate liabilities. This strategy generally will result in a higher cost of funds in rising rate environment and a lower cost of funds if rates should fall. In 2000, the interest rate swaps had the effect of increasing the Company's net interest income by $274,000 as compared to what would have been realized had the Company not entered into the swap agreements.

NOTE N -- COMMITMENTS AND CONTINGENCIES

1. LEASE COMMITMENTS

    The Bank has entered into non-cancelable operating lease agreements for both branch banking facilities and office space. The lease terms range from 5 to 10 years. The approximate minimum annual rental payments at June 30, 2000, under these leases are as follows:

2001........................................................  $ 71,000
2002........................................................    58,000
2003........................................................    48,000
2004........................................................    32,000
                                                              --------
                                                              $209,000
                                                              ========

    Rental expense amounted to $180,000, $177,000 and $202,000 for the years ended June 30, 2000, 1999 and 1998, respectively

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE N -- COMMITMENTS AND CONTINGENCIES  -- (CONTINUED)
2. OTHER

    The Bank is party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Bank's consolidated financial position or results of operations.

    During October 1998, one of the Bank's deposit customers (the Bank Depositor) had approximately $1.3 million of dishonored money orders which resulted in its account being deficient by a similar amount. The Bank has initiated a lawsuit in the Court of Common Pleas of Philadelphia County against the money order company which placed the stop payments on the money orders issued, and the Bank Depositor; alleging, among other things, that the money orders were improperly stopped and the Bank was a holder in due course and is therefore entitled to reimbursement. The Bank is seeking reimbursement in the lawsuit. The Bank has also initiated an involuntary bankruptcy proceeding against the Bank Depositor in the United States Bankruptcy Court for the Eastern District of Pennsylvania. The Bank is seeking to have a trustee preserve the assets of the Bank Depositor in order that the Bank may receive partial reimbursement. An order for relief under Chapter 7 of the Bankruptcy Code was granted on March 8, 1999. In December 1998, the Company recorded a pre-tax provision of $950,000 to provide for its potential exposure with respect to the money orders. At June 30, 2000, the Company had a remaining receivable of $275,000 related to this matter. The Company believes its litigation has strong merit; however, the provision was recorded because of the length of time likely to transpire before the litigation is finalized and the potential uncertainty associated therewith.

3. EMPLOYMENT CONTRACTS

    The Company has a five-year employment agreement with its President. Under the terms of the agreement, he will devote substantially all of his time and effort to conducting the business activities of the Company as President and will receive an annual salary of $150,000 for each of the five years of the agreement. His employment is terminable by the Company for cause as defined in the agreement, and is terminable by him upon written notice to the Company. Upon termination, he is not permitted to compete with the Company or any subsidiary or affiliate of the Company by soliciting its employees or soliciting business from its customers or suppliers for a period of one year following such termination.

    On December 8, 1997, the Bank's Board of Directors approved an employment agreement with its President. Under the terms of the three-year agreement, he will devote substantially all of his time and effort to conducting the business activities of the Bank as President thereof and will receive an annual salary of $100,000 with an 8% increase as of July 1, 2000. In addition, he is eligible for an annual bonus of up to 30% of his annual compensation. Upon termination from the Bank, he is not permitted to compete with the Bank in any of its businesses in the relevant market areas for such businesses for a specific period following such termination. The President resigned from the Bank effective September 2000 and no severance payment is due to him from the Bank.

NOTE O -- EMPLOYEE BENEFIT PLAN

    The Bank has a 401(k) defined contribution plan covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. The Bank can make discretionary contributions. The Bank contributed $22,000, $11,000 and $7,000 for the years ended June 30, 2000, 1999 and 1998, respectively.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE P -- STOCK OPTION PLAN

    The Board of Directors and shareholders adopted a Directors' Stock Option Plan (the Directors' Plan). Certain directors are eligible to receive, at no cost to them, options under the Directors' Plan. Options granted under the Directors' Plan are non-qualified stock options. Options granted under the Directors' Plan are five-year options at the fair market value of the common stock at the time of the grant. Options vest in accordance with the terms of the grant. Upon termination from the Company, except in cases of death, the option shares expire after 30 days. Option shares may be paid in cash, shares of the common stock, or a combination of both. An aggregate of 110,250 shares of common stock have been reserved under the Directors' Plan. At June 30, 2000, 63,657 options were outstanding.

    The Board of Directors and shareholders adopted an Employee Stock Option Plan (the Employee Plan). Employees are eligible to receive, at no cost to them, options under the Employee Plan. Options granted under the Employee Plan are non-qualified stock options. These options are five-year options at the fair market value of the common stock at the time of the grant. Options vest in accordance with the terms of the grant. Upon termination from the Company, except in cases of death, the option shares expire after 30 days. Option shares may be paid in cash, shares of the common stock, or a combination of both. An aggregate of 200,000 shares of common stock have been reserved under the Employee Plan. At June 30, 2000, 66,655 options were outstanding under the Employee Plan.

    Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                     YEAR ENDED JUNE 30,
                                                             ------------------------------------
                                                                2000         1999         1998
                                                             ----------   ----------   ----------
Net income...................................  As reported   $7,195,000   $4,966,000   $3,736,000
                                               Pro forma      7,110,000    4,891,000    3,711,000
Net income per share -- basic................  As reported   $     1.85   $     1.24   $     1.21
                                               Pro forma           1.83         1.22         1.20
Net income per share -- diluted..............  As reported   $     1.85   $     1.24   $     1.20
                                               Pro forma           1.83         1.22         1.19

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants: dividend yield of 0% in both 2000 and 1999; expected volatility of 22%, 32% and 22% in 2000, 1999 and 1998, respectively; risk-free interest rates of 5.65% in 2000, 4.97% in 1999 and 5.64% in 1998; and expected lives of five years for all years.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE P -- STOCK OPTION PLAN  -- (CONTINUED)
    A summary of the status of the Company's stock option plans as of June 30, 2000, 1999 and 1998 is presented below:

                                                2000                  1999                  1998
                                         -------------------   -------------------   -------------------
                                                    WEIGHTED              WEIGHTED              WEIGHTED
                                                    AVERAGE               AVERAGE               AVERAGE
                                                    EXERCISE              EXERCISE              EXERCISE
                                          SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                         --------   --------   --------   --------   --------   --------
Outstanding, beginning of year.........  128,107     $12.61    109,919     $13.06                $   --
Granted................................   26,684       8.60     20,944      10.38    109,919      13.06
Forfeited..............................  (24,479)     11.98     (2,756)     13.61         --         --
Exercised..............................       --         --         --         --         --         --

Outstanding, end of year...............  130,312     $11.91    128,107     $12.61    109,919     $13.06
                                         =======               =======               =======
Options exercisable at year-end........   84,954                78,222                    --
                                         =======               =======               =======
Weighted average fair value of options
  granted during the year..............              $ 2.68                $ 4.04                $ 4.54
                                                     ======                ======                ======

    The following table summarizes information about options outstanding at June 30, 2000:

                               OPTIONS OUTSTANDING                        OPTION EXERCISABLE
                          -----------------------------              -----------------------------
                                             WEIGHTED                                   WEIGHTED
                                             AVERAGE      WEIGHTED                      AVERAGE
                              NUMBER        REMAINING     AVERAGE        NUMBER        REMAINING
        RANGE OF          OUTSTANDING AT   CONTRACTUAL    EXERCISE   OUTSTANDING AT   CONTRACTUAL
     EXERCISE PRICES      JUNE 30, 2000    LIFE (YEARS)    PRICE     JUNE 30, 2000    LIFE (YEARS)
  ---------------------   --------------   ------------   --------   --------------   ------------
  7.75$- 11.25.....           54,228            3.60       $ 9.75        14,241            2.90
  11.26 - 13.61....           76,084            2.72        13.45        70,713            2.73
                             -------                                     ------
                             130,312                                     84,954

NOTE Q -- SEGMENT INFORMATION

    In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supercedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach focuses on internal financial information that is used by management to assess performance and to make operating decisions. SFAS No. 131 also requires disclosures about products, services, geographic areas, and major customers. The adoption of SFAS No. 131 had no effect on the Company's results of operations or financial position.

    The Company's reportable segments have been determined based upon internal profitability reporting systems, which are organized by its strategic business units. The Company's reportable segments are the (1) Bank, which for purpose of this Note consists principally of residential and commercial portfolio lending, consumer lending and branch operations; (2) mortgage banking; (3) short-term consumer lending; and (4) secured property tax liens.

    The financial information of the Company's reportable segments have been compiled utilizing the accounting policies described in Note A with the exception that the Company allocates interest expense

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE Q -- SEGMENT INFORMATION -- (CONTINUED) for the funding of the assets applicable to each segment at internally developed rates which generally approximate the prime lending rate, and in turn credits the Bank segment with such interest. The provision for loan losses is allocated to each segment based largely on management's estimates of loss exposure. In contrast, the level of the consolidated provision is determined by methodologies as described in Note A to assess the overall adequacy for the Company as a whole. Certain types of administrative and corporate expenses are generally not allocated to the segments but instead are included under the Bank. Income tax expense is allocated to the segments based upon the pre-tax income of each segment multiplied by the Company's effective tax rate. Deferred taxes are not allocated to segments. The management accounting policies and processes utilized in compiling segment financial information are highly subjective and, unlike financial accounting, are not based on authoritative guidance similar to generally accepted accounting principles. As a result, reported segment results are not necessarily comparable with similar information reported by other financial institutions.

                                                               SHORT-TERM     SECURED
                                                  MORTGAGE      CONSUMER    PROPERTY TAX
                                      BANK         BANKING      LENDING        LIENS          TOTAL
                                  ------------   -----------   ----------   ------------   ------------
For the year ended June 30,
  2000:
  Net interest income...........  $ 12,067,000   $        --   $4,135,000   $ 1,311,000    $ 17,513,000
  Provision for loan losses.....     1,267,000            --    2,017,000        33,000       3,317,000
  Noninterest income............       839,000     1,634,000           --        49,000       2,522,000
  Noninterest expenses..........     2,905,000     2,344,000      125,000       437,000       5,811,000
                                  ------------   -----------   ----------   -----------    ------------
  Income (loss) before taxes....     8,734,000      (710,000)   1,993,000       890,000      10,907,000
  Income taxes..................     2,771,000      (225,000)     632,000       165,000       3,343,000
  Minority interest.............            --            --           --       369,000         369,000
                                  ------------   -----------   ----------   -----------    ------------
  Net income (loss).............     5,963,000      (485,000)   1,361,000       356,000       7,195,000
                                  ------------   -----------   ----------   -----------    ------------
Balance at June 30, 2000:
  Interest earning assets.......   340,131,000     9,735,000    7,582,000    27,163,000     384,611,000
  Other assets..................     6,348,000     1,050,000    1,087,000       652,000       9,137,000
                                  ------------   -----------   ----------   -----------    ------------
  Total assets..................  $346,479,000   $10,785,000   $8,669,000   $27,815,000    $393,748,000
                                  ============   ===========   ==========   ===========    ============

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE Q -- SEGMENT INFORMATION  -- (CONTINUED)

                                                               SHORT-TERM     SECURED
                                                  MORTGAGE      CONSUMER    PROPERTY TAX
                                      BANK         BANKING      LENDING        LIENS          TOTAL
                                  ------------   -----------   ----------   ------------   ------------
For the year ended June 30,
  1999:
  Net interest income...........  $  9,299,000   $        --   $  348,000   $   660,000    $ 10,307,000
  Provision for loan losses.....       689,000            --      228,000        24,000         941,000
  Noninterest income............       615,000     3,969,000           --            --       4,584,000
  Noninterest expenses..........     3,717,000     2,189,000       30,000       211,000       6,147,000
                                  ------------   -----------   ----------   -----------    ------------
  Income before taxes...........     5,508,000     1,780,000       90,000       425,000       7,803,000
  Income taxes..................     1,920,000       621,000       31,000        85,000       2,657,000
  Minority interest.............            --            --           --       180,000         180,000
                                  ------------   -----------   ----------   -----------    ------------
  Net income....................     3,588,000     1,159,000       59,000       160,000       4,966,000
                                  ------------   -----------   ----------   -----------    ------------
Balance at June 30, 1999:
  Interest earning assets.......   243,627,000    36,661,000    5,574,000    13,811,000     299,673,000
  Other assets..................     3,654,000     2,650,000      914,000       389,000       7,607,000
                                  ------------   -----------   ----------   -----------    ------------
  Total assets..................  $247,281,000   $39,311,000   $6,488,000   $14,200,000    $307,280,000
                                  ============   ===========   ==========   ===========    ============

                                                                          SECURED
                                                           MORTGAGE     PROPERTY TAX
                                               BANK         BANKING        LIENS          TOTAL
                                           ------------   -----------   ------------   ------------
For the year ended June 30, 1998:
  Net interest income....................  $  5,817,000   $        --    $  219,000    $  6,036,000
  Provision for loan losses..............       379,000            --         6,000         385,000
  Noninterest income.....................       301,000     4,712,000            --       5,013,000
  Noninterest expenses...................     2,027,000     2,680,000        40,000       4,747,000
                                           ------------   -----------    ----------    ------------
  Income before taxes....................     3,712,000     2,032,000       173,000       5,917,000
  Income taxes...........................     1,339,000       733,000        37,000       2,109,000
  Minority interest......................            --            --        72,000          72,000
                                           ------------   -----------    ----------    ------------
  Net income.............................     2,373,000     1,299,000        64,000       3,736,000
                                           ------------   -----------    ----------    ------------
Balance at June 30, 1998:
  Interest earning assets................   158,305,000    34,300,000     4,468,000     197,073,000
  Other assets...........................       519,000     4,439,000         3,000       4,961,000
                                           ------------   -----------    ----------    ------------
  Total assets...........................  $158,824,000   $38,739,000    $4,471,000    $202,034,000
                                           ============   ===========    ==========    ============

    The Bank activities are conducted primarily in the metropolitan Philadelphia area. Mortgage banking operations have been conducted principally in the Eastern portion of the United States while secured property tax lien activities are currently concentrated in the states of New Jersey and Connecticut.

NOTE R -- FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE R -- FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED) its assets and liabilities are considered to be financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Bank had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Bank.

    Changes in assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

    Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial instrument. The estimation methodologies used, the estimated fair values, and recorded book balances at June 30, 2000 and 1999 are outlined below.

    For cash and due from banks and interest-earning deposits, the recorded book value of approximately $13,332,000 and $6,056,000 approximates fair value at June 30, 2000 and 1999, respectively. The estimated fair values of loans held for sale, investment securities and mortgage-backed securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

    The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.

                                                                JUNE 30,
                                        ---------------------------------------------------------
                                                   2000                          1999
                                        ---------------------------   ---------------------------
                                          CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                           AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                        ------------   ------------   ------------   ------------
Loans held for sale...................  $  9,735,000   $  9,850,000   $ 74,708,000   $ 77,623,000
Investment and mortgage-backed
  securities..........................    40,705,000     40,705,000     31,213,000     31,213,000
Loans.................................   320,839,000    319,986,000    187,696,000    191,163,000

    The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE R -- FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED) aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

                                                                JUNE 30,
                                        ---------------------------------------------------------
                                                   2000                          1999
                                        ---------------------------   ---------------------------
                                          CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                           AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                        ------------   ------------   ------------   ------------
Time deposits.........................  $224,456,000   $224,121,000   $167,526,000   $167,309,000

    The fair values of advances from the FHLB and securities sold under agreements to repurchase and other borrowing totalling $95,200,000 and $8,003,000, respectively, at June 30, 2000 and $80,300,000 and $8,289,000,
respectively, at June 30, 1999, are estimated to approximate their recorded book balances.

    There was no material difference between the contract amount and the estimated fair value of off-balance-sheet items which totalled approximately $45,926,000 and $8,239,000 at June 30, 2000 and 1999, respectively, and primarily comprise unfunded loan commitments and interest rate swap agreements which are generally priced at market at the time of funding.

NOTE S -- REGULATORY MATTERS

1. DIVIDENDS

    The payment of dividends by the Bank to the Company is prohibited unless the Bank meets specific capital and earning requirements. In general, the regulation divides savings banks into three tiers, according to their ability to meet the current minimum capital requirements.

2. REGULATORY CAPITAL

    The results of an examination conducted by The Office of Thrift Supervision
(OTS), dated July 12, 1999 resulted in the Bank entering into a Supervisory Agreement with the OTS on April 26, 2000. Provisions of this Agreement require the Bank to, among other items, adhere to the following: (1) comply with specific federal laws and regulations listed in the Agreement (2) improve the Bank's Board of Director's oversight over the operations of the Bank; (3) hire a Chief Executive Officer of the Bank; (4) adopt and implement policies and procedures for its internal audit and internal loan review functions;
(5) designate an independent audit committee of no less than three members;
(6) adopt and implement written policies and procedures on internal controls and information systems; (7) limit asset growth in any quarter to an amount not to exceed net interest credited on deposit liabilities during the quarter;
(8) adopt and implement policies and procedures for credit administration and loan documentation including the identification of problem assets; (9) each Bank subsidiary should comply with laws and regulations. Failure to comply with the provisions included in the Supervisory Agreement would expose the Bank to further regulatory sanctions that may include further restrictions on the Bank's operations.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE S -- REGULATORY MATTERS -- (CONTINUED) under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and core capital (as defined in the regulations) to risk-weighted assets, and of core capital to adjusted assets. Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

    As of June 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, core risk-based and core leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    A summary of the Bank's capital amounts and ratios as of June 30, 2000 follows:

                                                                                            TO BE WELL CAPITALIZED
                                                                                                 UNDER PROMPT
                                                                    MINIMUM FOR CAPITAL       CORRECTIVE ACTION
                                                 ACTUAL              ADEQUACY PURPOSES            PROVISIONS
                                         -----------------------   ----------------------   ----------------------
                                          RATIO        AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT
                                         --------   ------------   --------   -----------   --------   -----------
Shareholders' equity and ratio to total
  assets...............................    8.71%    $ 34,120,000
Unrealized loss on investment
  securities, net of taxes.............                1,168,000
Goodwill...............................               (1,050,000)
Minority interest......................                  286,000
                                                    ------------
Tangible capital and ratio to adjusted
  total assets.........................    8.81     $ 34,524,000     1.5%     $ 5,876,000
                                                    ============              ===========
Core capital and ratio to adjusted
  total assets.........................    8.81     $ 34,524,000     4.0      $15,670,000      5.0%    $19,588,000
                                                    ============              ===========              ===========
Core capital and ratio to risk-weighted
  assets...............................   12.97     $ 34,524,000                               6.0     $23,505,000
                                                    ============                              ====
Allowance for loan and lease losses....                3,439,000
                                                    ------------
Supplementary capital..................                3,439,000
                                                    ------------
Total risk-based capital and ratio to
  risk-weighted assets(1)..............   14.26     $ 37,963,000     8.0      $21,299,000     10.0     $26,623,000
                                                    ============              ===========              ===========
Total assets...........................             $391,032,000
                                                    ============
Adjusted total assets..................             $391,753,000
                                                    ============
Risk-weighted assets...................             $266,232,000
                                                    ============

------------------------

(1) Does not reflect the interest rate risk component to the risk-based capital requirement, the effective date of which has been postponed.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE S -- REGULATORY MATTERS  -- (CONTINUED)
    A summary of the Bank's capital amounts and ratios as of June 30, 1999 follows:

                                                                                           TO BE WELL CAPITALIZED
                                                                                                UNDER PROMPT
                                                                   MINIMUM FOR CAPITAL       CORRECTIVE ACTION
                                                ACTUAL              ADEQUACY PURPOSES            PROVISIONS
                                        -----------------------   ----------------------   ----------------------
                                         RATIO        AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT
                                        --------   ------------   --------   -----------   --------   -----------
Shareholders' equity and ratio to
  total assets........................    8.97%    $ 27,604,000
Unrealized loss on investment
  securities, net of taxes............                  508,000
Goodwill..............................               (1,135,000)
Minority interest.....................                  230,000
                                                   ------------
Tangible capital and ratio to adjusted
  total assets........................    8.87     $ 27,207,000     1.5%     $ 4,599,000
                                                   ============              ===========
Core capital and ratio to adjusted
  total assets........................    8.87     $ 27,207,000     4.0      $12,263,000      5.0%    $15,328,000
                                                   ============              ===========              ===========
Core capital and ratio to
  risk-weighted assets................   14.13     $ 27,207,000                               6.0     $18,394,000
                                                   ============                                       ===========
Allowance for loan and lease losses...                1,523,000
                                                   ------------
Supplementary capital.................                1,523,000
                                                   ------------
Total risk-based capital and ratio to
  risk-weighted assets(1).............   14.92     $ 28,730,000     8.0      $15,402,000     10.0     $19,252,000
                                                   ============              ===========              ===========
Total assets..........................             $307,704,000
                                                   ============
Adjusted total assets.................             $306,569,000
                                                   ============
Risk-weighted assets..................             $192,519,000
                                                   ============

------------------------

(1) Does not reflect the interest rate risk component to the risk-based capital requirement, the effective date of which has been postponed.

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE T -- CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

    The condensed financial information of the Company is as follows:

                            CONDENSED BALANCE SHEETS

                                                                      JUNE 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
ASSETS
  Cash and due from banks -- non-interest bearing...........  $   316,000   $    67,000
  Investment securities available for sale..................    2,894,000     2,986,000
  Investment in subsidiaries................................   34,120,000    27,627,000
  Other assets..............................................      266,000       120,000
                                                              -----------   -----------
    Total assets............................................  $37,596,000   $30,800,000
                                                              ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable.............................................  $ 4,469,000   $ 3,336,000
  Other liabilities.........................................      531,000       128,000
  Shareholders' equity......................................   32,596,000    27,336,000
                                                              -----------   -----------
    Total liabilities and shareholders' equity..............  $37,596,000   $30,800,000
                                                              ===========   ===========

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED JUNE 30,
                                                           ------------------------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------
Income
  Equity in undistributed net income of subsidiary.......  $7,178,000   $4,887,000   $3,730,000
  Interest...............................................     371,000      199,000           --
  Management fee.........................................     222,000      222,000      222,000
                                                           ----------   ----------   ----------
                                                            7,771,000    5,308,000    3,952,000
Expenses
  Interest...............................................     339,000      113,000           --
  Compensation...........................................     229,000      218,000           --
  Other..................................................       8,000       11,000      216,000
                                                           ----------   ----------   ----------
                                                              576,000      342,000      216,000
                                                           ----------   ----------   ----------
    Net income...........................................  $7,195,000   $4,966,000   $3,736,000
                                                           ==========   ==========   ==========

                  CRUSADER HOLDING CORPORATION AND SUBSIDIARY

NOTE T -- CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY  -- (CONTINUED)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED JUNE 30,
                                                        ----------------------------------------
                                                           2000          1999           1998
                                                        -----------   -----------   ------------
Cash flows from operating activities
  Net income..........................................  $ 7,195,000   $ 4,966,000   $  3,736,000
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities
    Decrease (increase) in other assets...............     (146,000)     (107,000)        28,000
    (Decrease) increase in other liabilities..........      402,000        52,000        (17,000)
    Other.............................................      119,000        (7,000)        49,000
    Equity in undistributed (income) loss of
      subsidiary......................................   (7,178,000)   (4,887,000)    (3,730,000)
                                                        -----------   -----------   ------------
      Net cash (used in) provided by operating
        activities....................................      392,000        17,000         66,000
                                                        -----------   -----------   ------------
Cash flows from investing activities
  Investment in subsidiary............................           --            --    (12,668,000)
  Purchase of investment securities available for
    sale..............................................     (254,000)   (2,989,000)            --
                                                        -----------   -----------   ------------
      Net cash used in investing activities...........     (254,000)   (2,989,000)   (12,668,000)
                                                        -----------   -----------   ------------
Cash flows from financing activities
  Proceeds from notes payable to shareholders.........           --            --     (2,990,000)
  Proceeds from note payable..........................    1,133,000     3,336,000             --
  Capital contributions...............................           --            --        252,000
  Purchase of treasury stock..........................   (1,022,000)     (368,000)            --
  Proceeds from initial public offering...............           --            --     15,404,000
                                                        -----------   -----------   ------------
      Net cash provided by financing activities.......      111,000     2,968,000     12,666,000
                                                        -----------   -----------   ------------
      Net increase (decrease) in cash and cash
        equivalents...................................      249,000        (4,000)        64,000
Cash and cash equivalents at beginning of year........       67,000        71,000          7,000
                                                        -----------   -----------   ------------
Cash and cash equivalents at end of year..............  $   316,000   $    67,000   $     71,000
                                                        ===========   ===========   ============